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                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT dated as of June 15, 2000 by and among ImageX.com, Inc., a Washington corporation (the "Parent"), Meadowlands Acquisition Corp., a New Jersey corporation and wholly owned subsidiary of Parent ("Purchaser"), Howard Press Limited Partnership, a Delaware limited partnership ("Seller") and each of the Seller's partners individually (each a "Partner" and collectively, the "Partners"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 12.1.

                                    RECITALS

         Seller is engaged in the business of printing, kitting, warehousing and distributing custom business materials (the "Business"); and

         Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Assets (as defined in Section 1.1) relating to the Business as a going concern, subject to certain liabilities, all upon the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                           SALE OF ASSETS AND CLOSING

         1.1      ASSETS.

                  (a) ASSETS TRANSFERRED. At the Closing, the Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase and pay for, all of Seller's right, title and interest in and to the Assets, free and clear of all liens, pledges, mortgages, security interests, claims or encumbrances of any nature whatsoever, except (i) liens for current taxes not yet due and payable and (ii) those liens identified on Section 2.5 of the Disclosure Schedule (collectively, the "Permitted Liens"). For purposes of this Agreement, "Assets" means all the assets and properties of Seller operated, owned or leased by Seller on the Closing Date in connection with the operation of the Business, including, without limitation, those listed on ANNEX 1.1(a) attached hereto.

                  (b) EXCLUDED ASSETS. Notwithstanding anything in this Agreement to the contrary, the following assets and properties of Seller (collectively, the "Excluded Assets") shall be excluded from and shall not constitute Assets:

                           (i)      the partnership records of the Seller;


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                           (ii)     any rights under the Seller's split dollar
                                    insurance policy; and

                           (iii)    the Seller's rights under this Agreement.

         1.2      LIABILITIES.

                  (a) ASSUMED LIABILITIES. In connection with the sale and transfer of the Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge when due the Assumed Liabilities; PROVIDED that, with respect to the long term debt owed to First National Bank of Boston and CIT, which Purchaser is satisfying at Closing, the Purchaser shall not pay off more than Five Million Dollars ($5,000,000) in the aggregate. Any liabilities above the $5,000,000 threshold with respect to the debt owed to First National Bank of Boston and CIT will be paid by Seller at the Closing. The term "Assumed Liabilities" means all obligations and liabilities of Seller that are reflected or reserved against in the balance sheet included in the Annual Financial Statements or incurred in the ordinary course of business since December 31, 1999, in each case to the extent reflected or reserved against in the Seller Closing Date Balance Sheet, and no others. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume the Seller's obligations under (i) that certain subordinate promissory note issued to Herbert Porter, Jr. in the original principal amount of Five Million Dollars ($5,000,000), and (ii) that certain Series B Term Loan in the original principal amount of Three Million Dollars ($3,000,000), both of which are now owed to Herbert Porter, and the same shall be excluded from the definition of "Assumed Liabilities" for all purposes of this Agreement.

                  (b) RETAINED LIABILITIES. Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any obligations or liabilities of Seller (including, without limitation, those related to the Business) of any kind, character or description whatsoever (the "Retained Liabilities"). Without limiting the foregoing, any liability in excess of insurance policy limits as a result of the lawsuit disclosed in Section 2.9 of the Disclosure Schedule shall be a Retained Liability.

         1.3      PURCHASE PRICE.

                  (a) PURCHASE PRICE. The aggregate purchase price for the Assets and for the covenant of Seller contained in Section 6.3 (the "Purchase Price") shall be the sum of the Fixed Purchase Price and the Contingent Purchase Price. The "Fixed Purchase Price" shall mean an aggregate amount equal to Fourteen Million Dollars ($14,000,000), subject to adjustment as provided in Section (b) below, and shall be payable in the manner provided in Section 1.4(b). The "Contingent Purchase Price" shall be determined and shall be payable at times subsequent to the Closing, in accordance with the provisions of Section
(c) below.

                  (b)      ADJUSTMENT OF FIXED PURCHASE PRICE.

                           (i)      Within 75 calendar days after the Closing
Date, Seller shall cause to be prepared and delivered to Purchaser (x) the Seller Closing Date Balance Sheet, prepared by the Seller's accountants and (y) a report (the "Seller Working Capital Report") setting forth a calculation of the Seller Closing Date Net Working Capital. The Seller Closing Date Balance Sheet and the Seller Working Capital Report delivered pursuant to this Section 1.3(b)(i) shall not


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be binding on Purchaser so long as Purchaser shall exercise, within a 60-day period after its receipt thereof, its right to dispute the Seller Closing Date Balance Sheet and the Seller Working Capital Report pursuant to the procedures set forth in this Section 1.3(b). The failure of Purchaser to exercise, within such 60 day period, its right to dispute the Seller Closing Date Balance Sheet under this Section 1.3 shall be deemed to constitute an acceptance by Purchaser of the Seller Closing Date Balance Sheet and the Seller Working Capital Report as delivered pursuant to this Section 1.3(b)(i).

                           (ii)     If Purchaser shall dispute any item in the
Seller Closing Date Balance Sheet or the Seller Working Capital Report, then Purchaser shall, within 60 calendar days of receipt of the Seller Closing Date Balance Sheet and Seller Working Capital Report, provide Seller with a written notice setting forth in reasonable detail each of the items in dispute. Purchaser and Seller shall attempt to resolve in good faith and by mutual agreement the items in dispute within a 15-day period subsequent to Seller's receipt of Purchaser's written notice of such dispute. Failing agreement on all items in dispute within such 15-day period, Seller and Purchaser shall submit such items in dispute for resolution to the Designated Accounting Firm, which shall resolve such items in dispute within a 15-day determination period following the submission of such items in dispute to the Designated Accounting Firm, and, upon such resolution, render a report to Seller and Purchaser upon such disputed matters. Such determination by the Designated Accounting Firm, when made, shall be (x) within the range of proposals established for such dispute by Purchaser and Seller and (y) deemed to be an agreement between the parties hereto with respect to the issues in dispute, and shall be binding on such parties with respect to such issues. The fees and expenses of the Designated Accounting Firm incurred in connection with the resolution of a dispute pursuant to this Section 1.3(b)(ii) shall be borne equally by Purchaser and Seller.

                           (iii)    If the Seller Closing Date Net Working
Capital (as finally determined pursuant to paragraphs (i) and (ii) above) is less than the Seller Target Net Working Capital, then Seller shall pay to Purchaser within 15 Business Days after such final determination, 50% in cash and 50% in unregistered shares of Parent Stock, an amount equal to the amount by which the Seller Target Net Working Capital exceeds the Seller Closing Date Net Working Capital (the "Deficit Amount"); PROVIDED that, in the event (x) the Deficit Amount is greater than $150,000 AND (y) at least 80% of the Deficit Amount is due to the physical count of inventory performed by PriceWaterhouseCoopers on June 1, 2000, THEN the amount payable to the Purchaser from the Seller pursuant to this Section 1.3(b)(iii) shall be limited to $150,000. Shares of Parent Stock for purposes of this Section 1.3(b)(iii) shall be valued at the Agreed Value. For purposes of this Agreement, the "Deficit Amount" shall not include vacation accruals to the extent such accruals exceed the amount of the vacation accrual as of December 31, 1999.

                  (c)      CONTINGENT PURCHASE PRICE.

(i) The Contingent Purchase Price shall consist of the "Stock Contingent Purchase Price" and the "Cash Contingent Purchase Price", each as defined in ANNEX 1.3(c). The Contingent Purchase Price, if any, shall be payable quarterly, based on the achievement of certain financial milestones as set forth in ANNEX 1.3(c).


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                           (ii)     During the period commencing on September 1,
2000 and ending on August 31, 2002 (the "Earn Out Period"), the Purchaser shall deliver within 45 days of the end of each fiscal quarter, a report setting forth the amount, if any, of the Contingent Purchase Price payable pursuant to subparagraph (i) above, which report shall set forth the calculations upon which such determination has been based. The report shall be subject to the Seller's review. In reviewing such reports, the Seller shall have the right to communicate with the persons who prepared such reports, and, to the extent relevant, to review work papers, schedules, memoranda and other documents used or reviewed in the preparation of such reports. The Seller shall have thirty
(30) business days after receipt of such report to notify the Purchaser of its acceptance or rejection thereof, and if the Seller fails to so notify the Purchaser, the Seller shall be deemed to have accepted such determination. Any rejection of the report shall be in writing and shall specify in reasonable detail the basis for such objection. If the Seller rejects the report, the Purchaser and the Seller shall submit such items in dispute for resolution to the Designated Accounting Firm, which shall resolve such items in dispute for resolution with a 15 day determination period following submission of such items in dispute to the Designated Accounting Firm, and, upon such resolution, render a report to Seller and Purchaser upon such disputed matters. Such determination by the Designated Accounting Firm, when made, shall be (x) within the range of proposals established for such dispute by Purchaser and Seller and (y) deemed to be an agreement between the parties hereto with respect to the issues in dispute, and shall be binding on the Purchaser and the Seller with respect to such issues. The fees and expenses of the Designated Accounting Firm incurred in connection with a resolution of a dispute pursuant to this Section 1.02(c)(ii) shall be borne equally by the Purchaser and the Seller.

                           (iii)    Each payment of the Contingent Purchase
Price shall be paid within five (5) business days after the report is accepted by the Seller, or if the report is rejected, within five (5) business days after the final determination thereof (provided, that Purchaser shall pay that portion of the Contingent Purchase Price which is not disputed within five (5) business days after acceptance of the undisputed portion of the report. The Cash Contingent Purchase Price shall be payable in immediately available funds by wire transfer or certified check. The Stock Contingent Purchase Price shall be payable in unregistered shares of Parent Stock, in an amount of shares equal to the quotient obtained by dividing: (x) the Stock Contingent Purchase Price payable in such quarter, by (y) the average closing price of one share of Parent Stock as quoted on the NASDAQ National Market for the most recent ten (10) trading day period ending on the last trading day of each fiscal quarter, with a fraction equal to or greater than 0.500 rounded up to the nearest whole number and any fraction less than 0.500 rounded down to the nearest whole number.

                  (d) ALLOCATION OF PURCHASE PRICE. Purchaser and Seller shall negotiate in good faith prior to the Closing Date and determine the allocation of the consideration paid by Purchaser for the Assets and the covenant of Seller contained in Section 6.3. Each party hereto agrees (i) that any such allocation shall be consistent with paragraph (a) above and the requirements of Section 1060 of the Code and the regulations thereunder, (ii) to complete jointly and to file separately Form 8594 with its Federal income Tax Return consistent with such allocation for each tax year in which the a portion of the Purchase Price is paid and (iii) that no party will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial


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proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other parties hereto.

         1.4      CLOSING.

                  (a) THE CLOSING. The closing of the sale and transfer of the Assets to Purchaser and the assumption of the Assumed Liabilities by Purchaser (the "Closing") will take place at the offices of Morgan, Lewis & Bockius LLP, 502 Carnegie Center, Princeton, New Jersey 08540, or at such other place, date and time as Purchaser and Seller mutually agree, but in any event, on or before June 30, 2000. The date of the Closing is referred to in this Agreement as the "Closing Date".

                  (b) SATISFACTION OF FIXED PURCHASED PRICE. At the Closing, the Parent shall cause the Purchaser to satisfy the Fixed Purchase Price as follows:

                           (i)      $775,000 by wire transfer of immediately
available funds to the Escrow Agent, to be distributed to the Seller and/or the Purchaser pursuant to the terms of an escrow agreement to be entered into at Closing between the Purchaser, the Seller and the Escrow Agent named therein, which agreement shall be in substantially the form attached hereto as Exhibit 1.4(b) (the "Escrow Agreement");

                           (ii)     $775,000 by delivery to the Escrow Agent of
certificates representing that number of unregistered shares of Parent Stock determined by dividing 775,000 by the Agreed Value to be distributed to the Seller and/or the Purchaser pursuant to the terms of the Escrow Agreement;

                           (iii)    $11,825,000, less the $10,000 deposit
previously paid, by wire transfer of immediately available funds to an account maintained at a commercial bank located in the United States, which account shall be designated by Seller by written notice delivered to Purchaser at least two (2) Business Days before the Closing Date;

                           (iv)     $625,000 by delivery to the Seller of
certificates representing that number of unregistered shares of Parent Stock determined by dividing 625,000 by the Agreed Value.

                  (c) DELIVERIES BY THE PURCHASER. In addition the items necessary to satisfy the Fixed Purchase Price set forth in Section 1.4(b), at the Closing, the Purchaser shall deliver the following to the Seller:

                           (i)      such instruments of assumption, in form and
substance reasonably acceptable to Seller's counsel and duly executed by Purchaser, as shall be necessary to cause Purchaser to assume the Assumed Liabilities; and

                           (ii)     the documents and instruments contemplated
by Article 5 hereof.

                  (d) DELIVERIES BY SELLER. At the Closing, the Seller shall deliver the following to the Purchaser:


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                           (i)      the Bill of Sale, duly executed by the
Seller;

                           (ii)     such other instruments of conveyance,
assignment and transfer, in form and substance reasonably acceptable to Purchaser's counsel and duly executed by Seller, as Purchaser shall request to vest in Purchaser good title to the Assets; and

                           (iii)    the documents and instruments contemplated
by Article 4 hereof.

         1.5 PRORATIONS. The following prorations relating to the Assets and the ownership and operation of the Business will be made as of the Closing Date, with Seller liable to the extent that such items relate to any time period prior to the Closing Date and Purchaser liable to the extent such items relate to periods beginning with and subsequent to the Closing Date:

                  (a) the amount of rents, real estate taxes and charges for sewer, water, electricity and other utilities payable by Seller in respect of any real property subject to real property leases being assigned to the Purchaser;

                  (b) the amount of personal property taxes payable by Seller in respect of the Assets; and

                  (c) payroll expenses payable by Seller in respect of employees of the Seller.

         Except as otherwise agreed by the parties hereto, the net amount of all such prorations will be settled and paid on the Closing Date.

         1.6      FURTHER ASSURANCES; POST-CLOSING COOPERATION.

                  (a) At any time and from time to time after the Closing, at Purchaser's request and without further consideration other than the payment of actual costs which will be borne by Purchaser, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of the Assets, and, to the full extent permitted by law, to put Purchaser in actual possession and operating control of the Business and the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Operative Agreements.

                  (b) For a period of twelve (12) months following the Closing Date, Scott Porter shall use commercially reasonable efforts to assist Buyer collect all accounts receivable outstanding as of the Closing Date.

                  (c) At any time and from time to time after Closing, at Seller's request and without further consideration, Purchaser shall execute and deliver to Seller such other instruments of assumption and confirmation and take such other actions as Seller may reasonably deem necessary in order to confirm Purchaser's assumption of all of the Assumed Liabilities.


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                                   ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to and agrees with the Purchaser as follows, unless otherwise provided in a Disclosure Schedule to be delivered by the Seller to the Purchaser (the "Disclosure Schedule"):

         2.1 ORGANIZATION AND GOOD STANDING. The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware. The Seller has full power and authority to conduct its business as now conducted and to own and operate the assets and properties now owned and operated by it; and is duly qualified to do business and is in good standing in New Jersey and in each jurisdiction wherein the conduct of its business or the ownership of its assets and properties requires such qualification.

         2.2 AUTHORITY/NO CONFLICT. The Seller has full limited partnership power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by the Seller nor the consummation and performance of the transactions contemplated hereby (a) will conflict with or violate the articles of limited partnership (or other governing instrument) of the Seller or any agreement to which the Seller is a party or by which it is bound, or any federal, state, local or other governmental law or ordinance or (b) will require the authorization, approval or consent by, or any notice to or filing with, any third party.

         2.3 FINANCIAL STATEMENTS. Seller has delivered to Purchaser true and correct copies of (i) audited balance sheets of Seller as of December 31, 1999 and 1998 and the related audited statements of operations and partners' deficit and of cash flow of Seller for each of the two fiscal years then ended, together with the report on such audited financial statements from PriceWaterhouse Coopers and all letters from such accountants with respect to the results of such audits (the "Annual Financial Statements") and (ii) an unaudited balance sheet of Seller as of April 30, 2000, and the related unaudited statements of operations and partners' deficit and of cash flow of Seller for the five (5) months then ended (collectively, the "Interim Financial Statements"). The Annual Financial Statements (x) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (y) present fairly, in all material respects, the financial position, results of operations and cash flows of the Business, as of and for the dates and periods indicated. Such financial statements properly reflect, in all material respects, all foreign currency transactions and translations required to be included therein in accordance with GAAP. The Interim Financial Statements (x) have been prepared consistent with prior practice and (y) present fairly, in all material respects, the consolidated financial position, consolidated results of operations and cash flows of Seller, as of and for the date and period indicated (subject to normal year-end adjustments that will not have or reflect a material adverse effect and except that the information with respect to inventory is not accurate and is subject to adjustment). The Interim Financial Statements properly reflect, in all material respects, all foreign currency transactions and translations required to be included therein in accordance with GAAP.


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         2.4      ABSENCE OF CHANGES. Since December 31, 1999, there has not been (a) any material adverse change in any of the Assets, the operations, prospects or condition (financial or otherwise) of the Seller, (b) any damage, destruction or loss, whether covered by insurance or not, materially or adversely affecting any of the Assets, the operations, prospects or condition (financial or otherwise) of the Seller in the aggregate, (c) any actual or, to the Seller's knowledge, threatened trouble or disruption of the Seller's relations with its agents, customers or suppliers, (d) any liability incurred with respect to the Seller, other than liabilities incurred in the ordinary course of business consistent with past practice, or any lien or encumbrance discharged or satisfied with respect to the Seller or any of the Assets except in the normal course of business consistent with past practice, or any failure to pay or discharge when due any liability of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to the Seller or any of the Assets, (e) any sale, encumbrance, assignment or transfer of any assets or properties which would have been included in the Assets if the Closing had been held on December 31, 1999 or on any date since then, except in the ordinary course of business consistent with past practice,
(f) any amendment or termination of any material agreement, contract, commitment, lease, plan, permit, authorization or arrangement to which the Seller is or has been a party or by or to which it is or was bound or entitled, or any cancellation, modification or waiver of any substantial debts or claims held by it or any waiver by it of any rights of substantial value whether or not in the ordinary course of business, (g) any commitment or agreement made for capital expenditures or capital additions or betterments exceeding in the aggregate $25,000, or (h) any change in the accounts receivable collection procedures, accounts payable procedure, or the accounting principles followed by the Seller or the methods of applying such principles. Since the Annual Financial Statements Date, the Seller has conducted and shall conduct its business only in the ordinary course consistent with past practice, has not incurred and will not incur any liabilities, has not entered and shall not enter into any transaction, contract or arrangement, or made any payment or distribution except in the ordinary course of business, consistent with past practice.

         2.5 ASSETS AND PROPERTIES. The Seller has, and at the Closing will convey to the Purchaser, good, valid and marketable title to all of the Assets, free and clear of all liens, pledges, mortgages, security interests, claims or encumbrances of any nature whatsoever, except Permitted Liens. All of the Assets are in good operating condition and repair (subject only to ordinary wear and tear) and are usable in the ordinary course of the Business consistent with past practice. The Assets include all material property owned by the Seller or to which the Seller has rights necessary to possess and utilize the Assets by the Purchaser in the manner presently used by the Seller. The Seller is not, and has not received notification that it is, in violation of any applicable building, zoning, anti-pollution, health, safety or other law, ordinance or regulation in respect of any of its buildings, plants or structures or its operations.

         2.6 CONTRACTS. The Disclosure Schedule will contain a list, as of the date hereof, of each contract, agreement, understanding or other commitment, whether written or oral (including any and all amendments thereto), to which the Seller is a party or by which it is bound relating to the Business (collectively, the "Contracts"), described below:

                  (a)      contract with any employee or consultant;

                  (b) contract to sell or supply special orders in excess of $25,000;


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                  (c)      contract to sell goods to the United States
Government;

                  (d) representative or sales agency contract or employee leasing arrangement;

                  (e) contract with any customer providing for a volume refund, retrospective price adjustment, price guarantee or rebate program;

                  (f) commitment by the Seller to guarantee the obligations of others in connection with the Business or commitment by others to guarantee the obligations of the Business;

                  (g)      equipment lease;

                  (h)      real property lease;

                  (i) mortgage, indenture, note debenture, bond, letter of credit agreement, surety agreement, loan agreement or other commitment for the borrowing or lending of money relating to the Seller;

                  (j) license, franchise, distributorship or other agreement, including those which relate in whole or in part to any software, technical assistance or other know-how of or used in the prior twenty-four months;

                  (k) commitment or agreement for any capital expenditure or leasehold improvement in excess of $25,000; or

                  (l) any contract, agreement or commitment which is material to the operations of the Business and which is not otherwise required to be disclosed herein.

         True and complete copies of such Contracts have been delivered to Purchaser or will be delivered to Purchaser prior to the Closing and each Contract is a valid and binding obligation of each of the parties thereto and is in full force and effect. The Seller is not in default under any of the Contracts, and, to the Seller's knowledge, no third party is in default under any of the Contracts. The Disclosure Schedule will identify each Contract which is included in the Assets that requires action on behalf of a third party to give the Seller all rights under such Contract following the consummation of the transactions contemplated by this Agreement.

         2.7 INVENTORY. Since December 31, 1999, all acquisitions and sales by the Seller of inventory items have been made in the ordinary course of the Business consistent with past practice. All inventory consists of items of a quality and quantity usable and salable in the ordinary course of the Business consistent with past practice.

         2.8 ACCOUNTS RECEIVABLE. All accounts receivable (a) are recorded accurately, (b) arose out of bona fide sales and deliveries of goods, performances of services or other business transactions, and (c) are not subject to defenses, set-offs, or counterclaims other than normal returns and allowances.


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         2.9      LEGAL PROCEEDINGS; COMPLIANCE WITH LAW. There are no disputes, claims, actions, suits or proceedings, arbitrations or investigations pending or, to the knowledge of the Seller, threatened against or affecting the Seller or the Assets which could result in a material adverse effect on the Assets. The Seller has no knowledge of any state of facts that might reasonably form the basis of any claim, liability or litigation against the Seller or affecting the Business or the Assets which could result in a material adverse effect on the Assets. The conduct of the Business by the Seller, and its use and occupancy of the Assets, are in compliance with all applicable federal, state, local or other governmental laws, ordinances, codes, rules and regulations. The Seller owns or possesses in the operation of the Business all franchises, licenses, permits, consents, approvals, rights, waivers and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted; the Seller is not in default, nor has it received any notice of any claim or default, thereunder or any notice of any other claim or proceeding or threatened proceeding relating thereto; and neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent thereunder or have any material adverse effect thereon.

         2.10 INTELLECTUAL PROPERTY. The Business does not utilize any patent, trademark, trade name, service mark, copyright, software, trade secret or know-how (collectively, "Intellectual Property"), and the Seller does not infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by any other person or entity. The Seller is not in default under, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any of the Intellectual Property. No present or former employee of the Business and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any of the Intellectual Property, or in any application therefor, which the Seller owns, possesses or uses in its operations as now or heretofore conducted.

         2.11     LABOR AND EMPLOYMENT MATTERS.

                  (a) No employees of the Seller are represented by a labor union and the Seller is not a party to and does not have any obligation under any collective bargaining agreement.

                  (b) There are no pending or, to the Seller's knowledge, threatened representation campaigns, elections or questions concerning union representation involving any employees of the Seller.

                  (c) The Seller has no knowledge of any efforts of any labor union to organize any employees of the Seller nor of any demands for recognition or collective bargaining, nor of any strikes or work stoppages of any kind, or threats thereof, by or with respect to any employees of the Seller and no such activities occurred during the 24-month period preceding the date hereof.

         2.12 EMPLOYEES; BENEFIT PLANS. The Disclosure Schedule lists all benefit plans, programs or arrangements (including, but not limited, to, those subject to ERISA, employment agreements, cash or equity-based bonus or incentive arrangements, severance arrangements and vacation policies) sponsored, maintained or contributed to by the Seller or to which the Seller is a party for or on behalf of any employee (the "Benefit Plans"), documentation for which has been delivered to the Parent. Each Benefit Plan has been maintained and operated in material compliance with its terms and all applicable laws, and each Benefit Plan intended to qualify under Section 401(a) of the Code has at all times so qualified. No Benefit Plan (i) is a "defined benefit plan" within the meaning of
Section 3(35) of ERISA, (ii) is described in Section 401(a)(1) of ERISA, or
(iii) provides post-retirement health or death benefit coverage (other than as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the
Code). No Benefit Plan subject to Section 125 of the Code provides for any benefits other than the conversion of employees' payments for premiums under the Seller's health plan from after-tax dollars to pre-tax dollars. The Seller is not now, and at no time has been, a member of a "controlled group" within the meaning of Section 412(n)(6)(B) of the Code with any entity, and there are no circumstances pursuant to which the Seller could have been liable (either directly, secondarily, jointly or contingently) under Title IV of ERISA or Sections 4971 through 4980E of the Code or under Section 502(i) or (1) of ERISA. The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with any other event, will not trigger any payment or benefit under any Benefit Plan, or accelerate the timing thereof. The tax deductibility of any amount payable under any Benefit Plan will not be limited by operation of Section 280G of the Code.

         2.13     CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. Except for
(a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (b) filings pursuant to the New Jersey Industrial Site Recovery Act, no consent, approval or authorization of, or declaration, filing or registration with, any court or other governmental or regulatory authority, agency, commission, or other entity, domestic or foreign ("Governmental Body") is required to be made or obtained by the Seller in connection with the execution, delivery and performance of this Agreement by the Seller or the consummation of the sale of the Assets to the Purchaser.

         2.14 OTHER CONSENTS. No consent of any natural person, corporation, partnership, proprietorship, association, trust or other legal entity is required to be obtained by the Seller to the execution, delivery and performance of this Agreement or the consummation of the sale of the Assets to the Purchaser, including without limitation, consents from parties to leases or other Contracts.

         2.15 UNDISCLOSED LIABILITIES. The Seller has no direct or indirect liability, indebtedness, obligation, expense, claim, deficiency, guaranty of any obligation of any person or entity or endorsement by any person or entity (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, matured, unmatured or other ("Liabilities"), except:

                  (a) those Liabilities adequately and specifically set forth or reserved for on the balance sheet included with the Annual Financial Statements and not heretofore paid or discharged;

                  (b) those Liabilities arising in the ordinary course of business consistent with past practice under any Contract specifically disclosed in the Disclosure Schedule to this Agreement or not required to be disclosed therein because of the type, term or amount involved; and

                  (c) those Liabilities incurred, consistent with past business practice, in the ordinary course of business since the date of the balance sheet included with the Annual Financial Statements and not heretofore paid or discharged.

         2.16 TAX RETURNS. All federal, state, local, foreign or other governmental income, profit and franchise, gross receipts, sales, use, intangibles, inventory, capital stock, ad valorem, transfer, employment, payroll, withholding, occupation, property, license, stamp and excise taxes, custom duties or other taxes, fees, assessments or charges whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto due with respect to the Seller which could result in any lien or encumbrance on the Assets, have been fully paid by the Seller.

         2.17 RELATIONS WITH CUSTOMERS AND SUPPLIERS. Since June 30, 1999, no customer with annual orders in excess of $25,000 per year, or material supplier of the Seller has indicated that it intends to cease its relationship with the Seller.

         2.18 TRANSACTIONS WITH AFFILIATES. Neither the Seller, nor any affiliate of the Seller, nor any director or officer of the Seller or any member of his or her immediate family, owns or has a controlling ownership interest in any corporation or other entity that is a party to any Contract or material business arrangement or relationship with respect to the business of the Seller. All disclosed transactions between the Seller or an affiliate of the Seller have been on substantially the same terms and conditions as similar transactions between non-affiliated parties and are properly recorded on the books and records of the Seller.

         2.19 BOOKS OF ACCOUNT. The books, records and accounts of the Seller accurately reflect in reasonable detail the transactions and the assets and liabilities of the Seller. The Seller has not engaged in any transaction, maintained any bank account or used any funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

         2.20     ENVIRONMENTAL MATTERS.

                  (a) The Seller has obtained and holds all Environmental Permits that are required by Environmental Laws with respect to the Business or the Assets. At Closing, Seller will transfer to Purchaser the Environmental Permits listed on the Disclosure Schedule, which Environmental Permits can be transferred to Purchaser as a matter of law without filing any notification with, or obtaining the consent, of any Person. The Disclosure Schedule lists all Environmental Permits that cannot be transferred to Purchaser as a matter of law or that require the filing of notification with, or the consent of, any Person to be transferred to Purchaser. Seller has no knowledge of any circumstance that could reasonably be expected to result in any such Environmental Permits identified not being transferred or reissued to Purchaser or issued prior to the Closing Date.

                  (b) To the best knowledge of Seller, it is in compliance with all terms, conditions and provisions of all applicable (i) Environmental Permits and (ii) Environmental Laws.

                  (c) There are no past, pending or, to the Seller's best knowledge, threatened Environmental Claims against Seller in connection with the Business or the Assets, and Seller has no knowledge of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Seller.

                  (d) No Releases of Hazardous Materials have occurred at, from, in, to, on or under any Site and no Hazardous Materials are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim against Seller.

                  (e) To the best knowledge of Seller, neither Seller nor any predecessor of Seller nor any entity previously owned by Seller, in connection with the Business or the Assets, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material to any off-Site location which could result in an Environmental Claim against Seller.

                  (f) No Site is a current or proposed Environmental Clean-up Site.

                  (g) There are no liens (other than Permitted Liens) arising under or pursuant to any Environmental Law on any Site and there are no facts, circumstances or conditions that could reasonably be expected to restrict, encumber or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use or transferability of any Site.

                  (h) There are no: (i) underground storage tanks, active or abandoned; (ii) polychlorinated biphenyl containing equipment; or (iii) asbestos-containing material at any Site.

                  (i) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of Seller with respect to any Site which have not been delivered to Purchaser prior to execution of this Agreement.

         2.21     INVESTMENT REPRESENTATIONS.

                  (a) The Seller is acquiring the Parent Stock for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Parent Stock in violation of the Securities Act of 1933 (the "SECURITIES ACT"), or any rule or regulation under the Securities Act; provided that the Seller may make distributions to its Partners so long as such Partners agree not to transfer the Parent Stock in violation of the Securities Act and such transfer to the party is otherwise made in compliance with the Securities Act.

                  (b) The Seller and each Partner has had such opportunity as they have deemed adequate to obtain from representatives of the Parent such information as is necessary to permit each to evaluate the merits and risks of its investment in the Parent Stock. In addition to, and not in limitation of the foregoing, copies of the following Parent documents filed with the SEC have been delivered or otherwise been made available to the Seller and each of its partners: (i) Form 10K with respect to the fiscal year ended December 31, 1999,
(ii) Form 10Q with respect to the fiscal quarter ended March 31, 2000 and (iii) Form S-1, as amended, filed with the SEC on February 11, 2000.

                  (c) The Seller and each Partner or his or her respective purchaser's representative have sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Parent Stock and to make an informed investment decision with respect to such purchase.

                  (d) The Seller and each Partner can afford a complete loss of the value of the Parent Stock and is able to bear the economic risk of holding such Parent Stock for an indefinite period.

                  (e) The Seller and each Partner understands that (i) the Parent Stock has not been registered under the Securities Act and constitutes and, in the case of the Contingent Purchase Price, will constitute "restricted securities" within the meaning of Rule 144 under the Securities Act, (ii) the Parent Stock cannot be sold, transferred or otherwise disposed of unless it is subsequently registered under the Securities Act or an exemption from registration is then available; (iii) in any event, the exemption from registration under Rule 144 or otherwise may not be available for at least one year and even then will not be available unless a public market then exists for the Common Stock, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and
(iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to the Parent Stock, and the Parent has no obligation or current intention to register the Parent Stock under the Securities Act.

                  (f) A legend substantially in the following form will be placed on the certificate representing the shares of Parent Stock:

                  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING THESE SECURITIES OR (B) THE COMPANY RECEIVED AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES (CONCURRED IN BY LEGAL COUNSEL FOR THE COMPANY) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION OR THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

         2.22 DISCLOSURE. No representation or warranty hereunder or information contained in any Schedule or any certificate, statement or other document delivered by the Seller or any Partner in connection herewith contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading. There is no fact known to the Seller which might materially and adversely affect the business, Assets, liabilities, financial condition, results of operations or prospects of the

Business, which has not been disclosed to the Purchaser in this Agreement or a certificate, statement or other document delivered by the Seller.

                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Parent and Purchaser, jointly and severally, represent and warrant to and agree with the Seller as follows:

         3.1 ORGANIZATION AND GOOD STANDING. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Each of the Parent and the Purchaser has full corporate power and authority to conduct its respective business as now conducted and to own and operate the assets and properties now owned and operated by it; and each is duly qualified to do business and is in good standing in each jurisdiction wherein the conduct of its business or the ownership of its assets and properties requires such qualification.

         3.2 AUTHORITY AND COMPLIANCE. Each of the Parent and the Purchaser has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Purchaser and the Parent and constitutes the legal, valid and binding obligation of the Purchaser and the Parent, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by the Purchaser or the Parent nor the consummation and performance of the transactions contemplated hereby (a) will conflict with or violate the respective articles of incorporation or by-laws of the Purchaser or the Parent or any agreement to which either is a party or by which either is bound or any federal, state, local or other governmental law or ordinance or (b) will require the authorization, approval or consent by, or any notice to or filing with, any third party.

         3.3 CONSENTS AND APPROVALS. Except for (a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (b) filings pursuant to the New Jersey Industrial Site Recovery Act, no consent, approval or authorization of, or declaration, filing or registration with any Governmental Body is required to be made or obtained by the Parent or the Purchaser in connection with the execution, delivery and performance of this Agreement by the Purchaser and the Parent or the consummation of the purchase of the Assets by the Purchaser. No consent of any natural person, corporation, partnership, proprietorship, association, trust or other legal entity is required to be obtained by the Purchaser or the Parent to the execution, delivery and performance of this Agreement or the consummation of the sale of the Assets to the Purchaser, including under any Contract to which the Purchaser is a party.

         3.4 ISSUANCE OF SHARES. The shares of Parent Stock being issued to the Seller pursuant to the terms of this Agreement are duly authorized and will be fully paid and non-assessable, free and clear of all liens, claims and encumbrances, except for restrictions on transfer attributable solely to federal or state securities laws.

                                   ARTICLE 4
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

         4.1 CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS. All obligations of the Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Seller contained in this Agreement or in any certificate or document delivered in connection herewith shall be true on and as of the date hereof. The Seller shall have performed, complied with and satisfied all agreements and conditions required by this Agreement to be performed, complied with or satisfied prior to or at the Closing. The Seller shall have delivered a certificate to the foregoing effects to the Purchaser at the Closing.

                  (b) LEGAL MATTERS. No suit, action, investigation or legal or administrative proceeding shall have been brought or shall have been threatened that questions the validity or legality of the transactions contemplated hereby, or which in the opinion of the Purchaser, would make the consummation of the transactions contemplated hereby in the manner herein provided imprudent or inadvisable in the light of any applicable law, rule or regulation, including without limitation any tax laws and any Uniform Commercial Code bulk sales requirements.

                  (c) MATERIAL ADVERSE DEVELOPMENTS. The Business, Assets and the operations, prospects and condition (financial or otherwise) of the Seller shall not have been and shall not be threatened to be materially adversely affected in any way since the signing of this Agreement.

                  (d) REQUIRED APPROVALS. The Purchaser shall have received approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  (e) ISRA. Seller shall have obtained and provided to Purchaser either: (i) a letter from the New Jersey Department of Environmental Protection ("NJDEP") stating that the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 ET SEQ. and the regulations promulgated thereunder (collectively "ISRA") are not applicable to the transaction contemplated by this Agreement; or (ii) an approved Negative Declaration (as defined by ISRA) or No Further Action Letter (as defined by ISRA) (the Negative Declaration or No Further Action Letter, as the case may be, are hereinafter referred to collectively as the "ISRA Clearance") with respect to each and every Industrial Establishment (as defined by ISRA) involved in the transaction contemplated by this Agreement. If Seller is unable to obtain ISRA Clearance by the Closing for each and every Industrial Establishment involved in the transaction contemplated by this Agreement, then Seller shall apply for and enter into a Remediation Agreement (as defined by ISRA) with NJDEP for each and every Industrial Establishment for which ISRA Clearance has not been obtained. In any such Remediation Agreement, Seller shall pay for and be identified as the sole party responsible for: (i) compliance with the Remediation Agreement after Closing; and (ii) obtaining ISRA Clearance after the Closing. In addition, Seller shall provide all necessary financial assurance required by NJDEP under any such Remediation Agreement.

                  (f) ORGANIZATIONAL DOCUMENTS. The Seller shall have delivered to the Purchaser the articles of limited partnership or other organizational documents of the Seller, each as amended and as in effect on the date hereof and certified by the Seller.

                  (g) SCOTT PORTER EMPLOYMENT. Scott Porter shall have executed and delivered to Purchaser the Employment Agreement.

                  (h) EXTENSION OF LEASES. The Seller shall have executed and delivered to Purchaser the Extension of Leases.

                  (i) ENVIRONMENTAL REMEDIATION AGREEMENT. The Seller shall have executed and delivered to Purchaser the Environmental Remediation Agreement

                  (j) CORPORATE APPROVALS. The Seller shall have delivered to the Purchaser all certified resolutions and related Closing documents, certificates and opinions deemed necessary by the Purchaser and its counsel, including resolutions of the Seller's general partner, authorizing the transactions contemplated by this Agreement.

                  (k) AGREEMENT. The Seller shall have caused its general partner, Howard Press Management Corporation, to have executed and delivered to the Purchaser, an Agreement substantially in the form attached hereto as Exhibit 4.1(k); it being agreed and understood that the Seller is making no representations with respect to this Agreement.

                                   ARTICLE 5
                       CONDITIONS TO OBLIGATIONS OF SELLER

         5.1 CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS. All obligations of the Seller to consummate the transactions contemplated hereby are subject to the fulfillment, prior to or at each Closing, of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser and the Parent contained in this Agreement or in any certificate or document delivered in connection herewith shall be true on and as of the date hereof. The Purchaser and the Parent shall have performed, complied with and satisfied all agreements and conditions required by this Agreement to be performed, complied with or satisfied prior to or at the Closing. The Purchaser and the Parent shall have delivered a certificate to the foregoing effects to the Seller at the Closing.

                  (b) LEGAL MATTERS. No suit, action, investigation or legal or administrative proceeding shall have been brought or shall have been threatened which questions the validity or legality of the transactions contemplated hereby, or which, in the opinion of the Seller, would make the transactions contemplated hereby in the manner herein provided imprudent or inadvisable in the light of any applicable law, rule or regulation.

                  (c) REQUIRED APPROVALS. The Purchaser shall have received approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  (d) SCOTT PORTER EMPLOYMENT. The Purchaser shall have executed and delivered to the Seller the Employment Agreement.

                  (e) EXTENSION OF LEASES. The Purchaser shall have executed and delivered to Purchaser the Extension of Leases.

                  (f) ENVIRONMENTAL REMEDIATION AGREEMENT. The Purchaser shall have executed and delivered to the Seller the Environmental Remediation Agreement.

                                   ARTICLE 6
                               COVENANTS OF SELLER

         6.1      CONDUCT OF THE SELLER'S BUSINESS PRIOR TO THE CLOSING DATE.

                  (a) OPERATION IN ORDINARY COURSE. Between the date of this Agreement and the Closing Date, Seller shall conduct the Business in all material respects in the ordinary course and shall use commercially reasonable efforts to maintain all current business relationships.

                  (b) BUSINESS ORGANIZATION. Between the date of this Agreement and the Closing Date, the Seller shall use commercially reasonable efforts to (a) preserve substantially intact the business organization of the Business and keep available the services of the present officers and employees of the Business, and (b) preserve in all material respects the present business relationships and goodwill of the Business.

                  (c) CORPORATE ORGANIZATION. Between the date of this Agreement and the Closing Date, the Seller shall not cause or permit any amendment of the articles of limited partnership or partnership agreement (or other governing instrument) of the Seller, and, as such actions relate to the Business or the Assets, shall not:

                           (i)      grant any general increase in the rates of
pay of any of its hourly-paid employees, grant any increase in the salary or other compensation of any of its officers or other salaried employees or grant any bonuses of any kind to any of its employees;

                           (ii)     be party to any merger, consolidation or
other business combination or enter into any discussions with any third party, either agent or principal, concerning a possible investment, merger acquisition, or other business combination or provide confidential information regarding the Seller to any third party;

                           (iii)    sell, lease, license or otherwise dispose of
any of its properties or assets (including without limitation, rights with respect to patents and registered trademarks and copyrights or other proprietary rights), except in the ordinary course of business;

                           (iv)     organize any new subsidiary or acquire any
equity securities of any person or any equity or ownership interest in any business; or

                           (v)      distribute any Assets to its partners.

                  (d) OTHER RESTRICTIONS. Without the consent of the Purchaser, between the date of this Agreement and the Closing Date, the Seller shall not, as such actions relate to the Business or the Assets:

                           (i)      borrow any funds or otherwise become subject
to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money;

                           (ii)     create any material encumbrance on any of
its material properties or Assets;

                           (iii)    except in the ordinary course of business,
increase in any manner the compensation of any director or officer or increase in any manner the compensation of any class of employees;

                           (iv)     create or materially modify, except as noted
in the Schedules to this Agreement, any bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan (as defined in section 3(3) of ERISA);

                           (v)      terminate or materially change the
employment of any of its salespersons for any reason or permit any of its salespersons to resign as a salesperson without giving notice to the Purchaser within one business day after receiving notice of (i) such termination or resignation or (ii) such salesperson's intention to terminate his or her employment or to resign;

                           (vi)     make any material capital expenditure;

                           (vii)    enter into any agreement that materially
restricts it or any of its subsidiaries from carrying on its business;

                           (viii)   pay, discharge or satisfy any material
claim, liability or obligation, absolute, accrued, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities or obligations incurred in the ordinary course of business and consistent with past practice;

                           (ix)     cancel any material debts or waive any
material claims or rights; or

                           (x)      act or omit from taking any action which
would cause any of the representations and warranties in Section 2 hereof to be inaccurate.

         6.2 ACCESS. Prior to the Closing Date, the Seller shall (a) give the Purchaser and its authorized representatives exclusive access to all plants, offices, warehouse and other facilities and properties of the Seller, to the customers, suppliers and accountants of the Seller and to the books and records of the Seller, (b) permit the Purchaser to make inspections thereof, and (c) cause its officers and its advisors to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Seller and to discuss with the Purchaser and its authorized representatives the affairs of the Seller, all as the Purchaser may from time to time reasonably request. The Purchaser shall not contact any of Seller's customers or employees unless the Purchaser has received prior verbal authorization (promptly confirmed in writing), which such authorization shall not be unreasonably withheld or delayed.

         6.3      COVENANT NOT TO COMPETE.

                  (a) The Seller and each Partner will, for a period of four years from and including the Closing Date (the "Four Year Period"), refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates:

                           (i)      own, manage, operate, finance, join,
control or participate in the ownership, management, or financing operation of, or be connected as a partner or otherwise with, any other Person engaged in the Business anywhere in the United States, except that, commencing two years after the Closing Date, Scott Porter shall be permitted to be employed in certain capacities within the printing and publishing industries which do not involve direct, and other than incidental, customer contact or interaction. Examples of such permissible positions include estimator, pressman, plant manager and operations manager and similar type positions, so long as they do not involve direct or other than incidental customer contact or interaction. The provisions of this Section 6.3 shall not be construed to prohibit the ownership as a passive investment of not more than 5% of the capital stock of any public corporation.

                           (ii)     employing, engaging or seeking to employ
or engage any Person who within the Four Year Period had been an employee of Purchaser or any of its Affiliates (excluding for all purposes of this sentence, secretaries, clerks and persons holding similar positions);

                           (iii)    causing or attempting to cause (A) any
former, present or prospective client, customer or supplier of the Seller or Purchaser to terminate or materially reduce its business with, or not engage or hire Seller, Purchaser or any of their respective Affiliates or (B) any officer, employee or consultant of Seller, Purchaser or any of their respective Affiliates to resign or sever a relationship with Seller, Purchaser or any of their respective Affiliates; or

                           (iv)     disclosing (unless compelled by judicial or
administrative process) or using any confidential or secret information relating to the Seller, Purchaser or any client, customer or supplier of the Seller or Purchaser, provided that this clause (iii) shall not apply to the disclosure of any such information to the extent that such information can be shown to have been (A) in the public domain through no fault of the Seller or any other Person acting in conjunction with or on behalf of such Seller, or (B) first received by the Seller after the Closing Date from another source if the recipient is not aware that such source is under an obligation to Purchaser or Seller to keep such information confidential.

                  (b) The parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

                  (c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, the Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

                                   ARTICLE 7
                               FURTHER AGREEMENTS

         7.1 CONFIDENTIALITY. Each of the Purchaser and the Seller recognize and acknowledge that it has had access to confidential information relating to the Business and the transactions contemplated by this Agreement, including without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Business ("Confidential Information"). Each of the Purchaser and the Seller acknowledge that such Confidential Information is a valuable and unique asset and covenants that it or he will not disclose any such Confidential Information between the date of this Agreement and the Closing Date for any reason whatsoever, without the consent of the other parties to this Agreement, unless such information (a) is in the public domain through no wrongful act of any party hereto, (b) has been rightfully received from a third party without restriction and without breach of this Agreement, or (c) except as may be required by law.

         7.2      EXCLUSIVITY.

                  (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Seller shall not, and shall cause the agents, officers, directors or representatives of the Seller not to, directly or indirectly (i) solicit or initiate the submission of proposals or offers from any person for, (ii) participate in any discussions or negotiate any terms pertaining to, or (iii) provide any nonpublic information to any other person, with respect to or in furtherance of any proposal for a merger or business combination involving, or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, the Seller, except for the purchase of the Assets by the Purchaser. The Seller shall notify the Purchaser promptly if it receives unsolicited offers or solicitations of interest to buy assets, stock or other ownership interests in the business of the Seller, except as it relates to the transactions contemplated by this Agreement.

                  (b) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Seller shall not and shall cause the agents, officers, directors or representatives of the Seller not to disclose Confidential Information (as defined in Section 7.1 hereof) relating to the business of the Seller to any person.

                  (c) DISCLOSURE SCHEDULE. If between the date of delivery of the Disclosure Schedule and the Closing Date any information set forth in the Disclosure Schedule is no longer applicable and any information of the nature of that set forth in the Disclosure Schedule that arises after the date hereof and which would have been required to be included in the Disclosure Schedule if such information had been obtained on the date of delivery thereof, the Seller shall promptly notify the Purchaser in writing.

         7.3      EMPLOYEE MATTERS.

                  (a) HIRING OF SELLER'S EMPLOYEES BY THE PURCHASER. As of the Closing Date, the Purchaser may interview and offer employment to, and the Seller shall use commercially reasonable efforts to assist the Purchaser in employing, as new employees of the Purchaser, all persons presently employed by the Seller who satisfy Purchaser's employment criteria (the "Hired Employees"). Each Hired Employee will be required to execute Purchaser's standard form of Confidentiality Agreement for its employees.

                  (b) EMPLOYEE BENEFITS. The Seller shall pay directly to each of the Hired Employees that portion of all salary and benefits, other than accrued vacation, that has been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date, and the Purchaser shall assume no liability therefor. No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by the Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to the Purchaser, and the Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and the Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date, except that the Purchaser expressly assumes the liability for accrued vacation as part of the Assumed Liabilities.

                  Effective as of the Closing Date, the Seller shall take all such action as may be deemed necessary by the Purchaser or its counsel to cause all Hired Employees to cease to participate in all Benefit Plans, and the Purchaser shall neither adopt nor become a sponsoring employer of, or have any obligations with respect to such Benefit Plans. The Seller shall be solely responsible for, and shall indemnify the Purchaser against, any and all liabilities which have arisen or may arise in connection with any Benefit Plan, including but not limited to, liabilities arising from income or excise tax assessments, participant benefit claims, fiduciary conduct, or under Title IV of ERISA.

                  The Seller shall, prior to the Closing Date, terminate its 401(k) Plan. The Seller shall take all necessary actions associated with the termination of the 401(k) Plan including, but not limited to, notifications to investment managers, custodians, recordkeepers or other service providers with regard to such termination. The Seller shall deliver to the Purchaser, at or before the Closing Date, evidence (reasonably satisfactory to the Purchaser or its counsel) that such actions which are capable of being performed prior to the Closing Date were taken. Within 60 days after the Closing Date, the Seller shall distribute all of the assets of the 401(k) Plan, and shall take any and all other actions which may be necessary or appropriate in connection with terminating its 401(k) Plan. The Seller agrees to assume and be liable for any and all costs and expenses incurred by any investment managers, custodians, recordkeepers and other service providers associated with the termination of its 401(k) Plan.

                  Seller shall assign to Purchaser any policies of insurance for the provision of health or welfare benefits to Hired Employees, and administrative contracts relating thereto, provided, that the assignment of any such policy shall not be construed as an assumption by the Purchaser of any plan of Seller, or any liability thereunder if not otherwise payable pursuant to the terms of the policy.

                  Purchaser shall not be responsible for (1) any benefits with respect to any individual who is not a Hired Employee, (2) all claims regarding all injuries or illnesses occurring prior to the Closing Date, and (3) providing continuation health coverage as required under Part 6 of Subtitle B of Title I of ERISA with respect to any individual who is not a Hired Employee.

         7.4 RIGHT TO ACQUIRE NON-CUSTOMER ASSETS. If during the four year period following the Closing, Purchaser desires to sell substantially all of the tangible Assets, Purchaser shall contact Seller and permit Seller a reasonable opportunity to make an offer to acquire such Assets.

         7.5      RULE 144 REQUIREMENTS. Parent agrees to:

                  (a) comply with the requirements of Rule 144(c) under the Securities Act of 1933 with respect to current public information about the Parent;

                  (b) file with the Securities and Exchange Commission in a timely manner all reports and other documents required of the Parent under the Securities Act of 1933 and the Securities Exchange Act of 1934 (at any time after it has become subject to such reporting requirements); and

                  (c)      furnish to the Seller and its partners upon request
(i) a written statement by the Parent as to its compliance with the requirements of said Rule 144(c), and the reporting requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Parent, and (iii) such other reports and documents of the Parent as such holder may reasonably request to avail itself of any similar rule or regulation of the Securities and Exchange Commission allowing it to sell any such securities without registration.

                                   ARTICLE 8
                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

         8.1      SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
                                   AGREEMENTS.
Notwithstanding any right of Purchaser (whether or not exercised) to investigate the Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of any other party contained in this Agreement, Purchaser and the other parties hereto have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement. The representations, warranties, covenants and agreements of Seller and Purchaser contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 2.1, 2.2, 2.20, 3.1, 3.2 and 3.4, (b) until 60 calendar days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to the representations contained in Sections 2.12 and 2.16 (insofar as they relate to ERISA or the Code), (c) until the second anniversary of the Closing Date, with respect to all other representations and warranties, and (d) with respect to each covenant or agreement contained in this Agreement or in any Operative Agreement, indefinitely, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause
(a), (b) and (c) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article 9 on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article 9.

                                   ARTICLE 9
                                 INDEMNIFICATION

         9.1      INDEMNIFICATION.

                  (a) Seller and the Partners, jointly and severally, shall indemnify Purchaser and Purchaser's officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation contained in this Agreement, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Seller or any Partner contained in this Agreement or in any Operative Agreement,
(ii) a Retained Liability, (iii) the presence, Release or threatened Release, of any Hazardous Materials existing or occurring as of or prior to the Closing Date at, from, in, to, on or under any Site, (iv) the transportation, treatment, storage, handling or disposal or arrangement for transportation, treatment, storage, handling or disposal of any Hazardous Materials generated by Seller, any predecessor of Seller or any entity owned by Seller at or to any off-Site location prior to the Closing Date, or (v) any violation of Environmental Law by Seller prior to the Closing Date.

                  (b) Purchaser shall indemnify Seller and its respective officers, directors, employees, agents, and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement or in any Operative Agreement or (ii) an Assumed Liability.

                  (c) No amounts of indemnity shall be payable as a result of claims arising under Section 9.1(a) or Section 9.1(b) in respect of a breach of any representation or warranty under Article 2 or Article 3 by Seller or Purchaser, as applicable, unless and until the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses referred to in such Section in excess of $50,000 in the aggregate under such Section, in which event such Indemnified Parties shall be entitled to seek indemnity from the applicable Indemnifying Parties for the full amount of such Losses, provided that this paragraph (c) shall not apply to breaches of any representation or warranty contained in Sections 2.1, 2.2, 2.12, 2.16, 2.22 (as Section 2.22 relates to Sections 2.1, 2.2, 2.12, and 2.16 only), 3.1, 3.2 and 3.4.

                  (d) In no event will the Purchaser and the Parent, on the one hand, or the Seller and the Partners, on the other, be required to make indemnification payments in respect of claims under Sections 9.1(a)(i) or 9.1(b)(ii) in excess of Fourteen Million Dollars ($14,000,000); provided that such limitation shall not apply to breaches of any representation or warranty contained in Section 2.16.

                  (e) Notwithstanding the foregoing, nothing herein shall be deemed to limit or restrict in any manner rights or remedies which the Parent and the Purchaser, on the one hand, or the Seller and the Partners, on the other, might have, at law, in equity or otherwise against the other based on the willful misrepresentation or willful breach of a warranty hereunder.

         9.2 METHOD OF ASSERTING CLAIMS. All claims for indemnification by any Indemnified Party under Section 9.01 will be asserted and resolved as follows:

                  (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 9.1 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller Purchaser or any Affiliate of Seller or Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party has knowledge that a third party intends to assert a claim against the Indemnified Party, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been actually prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 9.1 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

                           (i)      If the Indemnifying Party notifies the
Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.2(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be actively and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 9.1). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this Section 9.2(a)(i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and PROVIDED FURTHER, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.2(a)(i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 9.1 with respect to such Third Party Claim.

                           (ii)     If the Indemnifying Party fails to notify
the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 9.2(a), or if the Indemnifying Party gives such notice but fails to prosecute actively and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; PROVIDED, HOWEVER, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 9.2(a)(ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 9.2(a)(ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will promptly reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.2(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

                           (iii)    If the Indemnifying Party notifies the
Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 9.1 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent.

                           (b)      In the event any Indemnified Party should
have a claim under Section 9.1 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been actually prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

                           (c)      In the event of any Loss resulting from a
misrepresentation or breach of warranty as to which an Indemnified Party would be entitled to claim indemnity under Section 9.1 but for the provisions of
Section 9.1(c), such Indemnified Party shall nevertheless deliver a written notice to the Indemnifying Party containing the information that would be required in a Claim Notice or an Indemnity Notice, as applicable, with respect to such Loss. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described therein or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Loss specified in the notice will be conclusively deemed to have been incurred by the Indemnified Party for purposes of making the determination set forth in Section 9.1(c). If the Indemnifying Party has timely disputed the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

                           (d)      Except in the case of fraud or intentional
breaches of this Agreement, the remedies provided in this Article 9 shall be exclusive and shall preclude the assertion by any party hereto of any other rights, or the seeking by such party of any other remedies against any other party hereto, in respect of any Loss of such party that is covered by the indemnification obligations of any other party hereto under Section 9.1; PROVIDED, HOWEVER, that nothing in this Section 9.2(c) shall preclude any party hereto from seeking the specific performance by any other party hereto of any of such other party's obligations hereunder.

                           (e)      Each Indemnified Party will use its
commercially reasonable efforts to collect insurance proceeds to which it is entitled under applicable insurance policies in respect of any Loss as to which such Indemnified Party is seeking indemnification under this Article 9.

                                   ARTICLE 10
                                   TERMINATION

         10.1 TERMINATION. This Agreement may be terminated before the Closing occurs only as follows:

                  (a) By written agreement of the Seller and the Purchaser at any time.

                  (b) By the Seller by notice to the Purchaser at any time, if one or more of the conditions specified in Section 5 hereof is not satisfied at the time at which the Closing Date would otherwise occur or if satisfaction of such a condition is or becomes impossible.

                  (c) By the Purchaser, by notice to the Seller at any time, if one or more of the conditions specified in Section 4 hereof is not satisfied at the time at which the Closing Date would otherwise occur of if satisfaction of such a condition is or becomes impossible.

                  (d) By either Purchaser or Seller in the event the Closing shall not have occurred on or prior to June 30, 2000.

         Nothing in this paragraph 10 shall be deemed to excuse either party for a breach of any of its obligations or agreements undertaken or made in this Agreement.

                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 POST-CLOSING PAYMENTS RECEIVED. The Seller and the Purchaser agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party and will account to the other for all such receipts.

         11.2 NO BROKERAGE FEES. The parties hereto represent and warrant that all negotiations relative to this Agreement have been carried on by them directly without the intervention of any person, firm or corporation. Each party will indemnify the others and hold such other parties harmless against and in respect of any claim for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby made by any person, firm or corporation claiming through it or them.

         11.3 EXPENSES. Each party hereto shall pay its own expenses, including without limitation the reasonable fees and expenses of its counsel, incurred in connection with this Agreement and the transactions contemplated hereby and Seller's liability for such expenses shall be considered an Excluded Liability.

         11.4     CONTENTS OF AGREEMENT; AMENDMENT; PARTIES IN INTEREST;
                                ASSIGNMENT; ETC.
This Agreement, which includes the Schedules hereto, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. This Agreement may be amended, modified or supplemented only by written instrument duly executed by each of the parties hereto. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. The Purchaser may assign its rights and benefits hereunder, including without limitation the benefit of any representation, warranty or covenant, to any affiliated corporation, but no other party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         11.5     BULK SALES ACTS.

                  (a) The parties hereby waive compliance with any UCC bulk sales act or comparable statutory provisions of each applicable jurisdiction. Seller shall indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of Seller to comply with the terms of any such provisions applicable to the transactions contemplated by this Agreement.

                  (b) The Seller shall cooperate with the Purchaser to ensure that all action is taken as may be necessary or appropriate in order to fully comply with the bulk transfer notification provisions of Section 22(c) of the New Jersey Sales and Use Tax Act.

         11.6 NOTICES. All notices which are required or permitted hereunder shall be sufficient and shall be then deemed given if and when given in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, by telecopy (with confirmation received) or by nationally recognized courier service (or to such other addressee or address as shall be set forth in a notice given in the same manner) as follows:

                  If to the Purchaser:

                  ImageX.com, Inc.
                  10800 NE 8th Street; Suite 200
                  Bellevue, WA  98004
                  Fax:  (425) 452-9266
                  Attn:  General Counsel
                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  502 Carnegie Center
                  Princeton, NJ  08540
                  Attn:  Steven M. Cohen, Esquire
                  Telecopy:  (609) 919-6639

                  If to the Seller:

                  Howard Press Limited Partnership
                  c/o Scott Porter

                  with a copy to:

                  Brach, Eichler, Rosenberg, Silver,
                     Bernstein, Hammer and Gladstone
                  101 Eisenhower Parkway
                  Roseland, NJ  07068
                  Attn:  David J. Ritter, Esq.
                  Telecopy:  (973) 228-7852

         11.7 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey, without regard to its provisions concerning conflict of laws.

         11.8 PUBLIC ANNOUNCEMENTS. The Seller shall not make any public statements, including without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior consent of the Purchaser, except as may be required by law.

         11.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

                                   ARTICLE 12
                                   DEFINITIONS

         12.1 DEFINITIONS. As used in this Agreement, the following defined terms shall have the meanings indicated below:

                  "AFFILIATE" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified.

For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of a second Person shall be deemed to control that second Person.

                  "AGREEMENT" means this Asset Purchase Agreement and all exhibits, schedules, annexes and other attachments hereto, as the same shall be amended from time to time in accordance with the terms hereof.

                  "AGREED VALUE" shall mean the average closing price of one share of Parent Stock, as quoted on the Nasdaq National Market for the most recent ten (10) trading day period, ending with the second trading day prior to the Closing Date.

                  "ANNUAL FINANCIAL STATEMENTS" has the meaning ascribed to it in Section 2.3.

                  "ASSETS" has the meaning ascribed to it in Section 1.1(a).

                  "ASSUMED LIABILITIES" has the meaning ascribed to it in
                   Section 1.2(a).

                  "BILL OF SALE" means the Bill of Sale to be executed by the Seller and delivered to the Purchaser on the Closing Date, substantially in the form of EXHIBIT A.

                  "BUSINESS" has the meaning ascribed to it in the recitals
                   hereto.

                  "BUSINESS DAY" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

                  "CASH CONTINGENT PURCHASE PRICE" has the meaning ascribed to it on ANNEX 1.3(c).

                  "CLAIM NOTICE" means written notification pursuant to Section 9.2(a) of a Third Party Claim as to which indemnity under Section 9.1 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 9.1, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

                  "CLOSING" has the meaning ascribed to it in Section 1.4.

                  "CLOSING DATE" has the meaning ascribed to it in Section
                   1.4(a).

                  "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "CONTRACTS" shall have the meaning ascribed to it in Section
                   2.6.

                  "DESIGNATED ACCOUNTING FIRM" shall mean a firm of independent certified public accountants of nationally recognized standing (other than the Seller Accountants and the Purchaser Accountants) mutually acceptable to the parties hereto.

                  "DISCLOSURE SCHEDULE" has the meaning ascribed to it in
Section 2.

                  "DISPUTE PERIOD" means the period ending 45 calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

                  "EARN OUT PERIOD" has the meaning ascribed to it in Section 1.3(c)(ii).

                  "EMPLOYMENT AGREEMENT" shall mean the Employment Agreement between the Purchaser and Scott Porter, substantially in the form of EXHIBIT 4.1(g).

                  "ENVIRONMENT" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

                  "ENVIRONMENTAL CLAIM" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, (collectively, "Claims") pursuant to or relating to any applicable Environmental Law by any person (including but not limited to any Governmental or Regulatory Authority, private person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Materials at any location, including but not limited to any off-Site location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment, or disposal.

                  "ENVIRONMENTAL CLEAN-UP SITE" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any alleged violation of any Environmental Law, or at which there has been a Release, threatened or suspected Release of a Hazardous Material.

                  "ENVIRONMENTAL REMEDIATION AGREEMENT" means the Environmental Remediation Agreement between Purchaser and Seller substantially in the form of
EXHIBIT 4.1(i).

                  "ENVIRONMENTAL LAW" means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental or Regulatory Authority, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, whether now existing or subsequently amended or enacted, including but not limited to: the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 ET SEQ.; the Federal Water Pollution Control Act, 33 U.S.C.
Section 1251 ET SEQ.; the Hazardous Material Transportation Act 49 U.S.C.
Section 1801 ET SEQ.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 ET SEQ.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ.; and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Material.

                  "ENVIRONMENTAL PERMIT" means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required by any Governmental or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  "ESCROW AGENT" shall have the meaning ascribed to it in the Escrow Agreement.

                  "ESCROW AGREEMENT" has the meaning ascribed to it in Section 1.4(b).

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "EXCLUDED ASSETS" has the meaning ascribed to it in Section 1.1(b).

                  "EXTENSION OF LEASES" means the Extension of Leases between the Purchaser and the Seller substantially in the form OF EXHIBIT 4.1(h).

                  "FIXED PURCHASE PRICE" has the meaning ascribed to it in
Section 1.3.

                  "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

                  "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include, without limitation, any stock exchange, quotation service and the National Association of Securities Dealers.

                  "HAZARDOUS MATERIAL" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls
(PCBs); (B) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority.

                  "INDEMNIFIED PARTY" means any Person claiming indemnification under any provision of Article 9, including without limitation a Person asserting a claim pursuant to Section 9.2(c).

                  "INDEMNIFYING PARTY" means any Person against whom a claim for indemnification is being asserted under any provision of Article 9, including without limitation a Person against whom a claim is asserted pursuant to Section 9.2(c).

                  "INDEMNITY NOTICE" means written notification pursuant to
Section 9.2(b) of a claim for indemnity under Article 9 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

                  "INTELLECTUAL PROPERTY" shall have the meaning set forth in
Section 2.10.

                  "INTERIM FINANCIAL STATEMENTS" has the meaning ascribed to it in Section 2.3.

                  "KNOWLEDGE" shall mean, with respect to the Seller, the collective actual knowledge, after due inquiry, of Scott Porter, Herbert Porter and the other Partners of the Seller and officers of the Seller.

                  "LIABILITIES" shall have the meaning ascribed to it in Section 2.15.

                  "LOSS" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment). In determining the amount of any Loss, the parties hereto shall make appropriate adjustment for the insurance recoveries actually received by the relevant Indemnified Party in connection with such Loss (net of any out-of-pocket expenses, including court costs and attorneys' fees and expenses, incurred in pursuing such insurance recoveries) under any applicable insurance policies written by third parties.

                  "OPERATIVE AGREEMENTS" means, collectively, the Escrow Agreement and the Bill of Sale.

                  "PARENT STOCK" means the common stock of Parent.

                  "PERSON" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

                  "PERMITTED LIENS" has the meaning ascribed to it in Section 1.1(a).

                  "PURCHASE PRICE" has the meaning ascribed to it in Section 1.3(a).

                  "PURCHASER" has the meaning ascribed to it in the introductory paragraph of this Agreement.

                  "PURCHASER ACCOUNTANTS" shall mean PriceWaterhouseCoopers or such other accounting firm as Purchaser shall designate.

                  "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

                  "RESOLUTION PERIOD" means the period ending thirty calendar days following receipt by an Indemnified Party of a Dispute Notice.

                  "RETAINED LIABILITIES" has the meaning ascribed to it in
Section 1.2(b).

                  "SEC" means the Securities and Exchange Commission.

                  "SELLER" has the meaning ascribed to it in the introductory paragraph of this Agreement.

                  "SELLER ACCOUNTANTS" shall mean PriceWaterhouse Coopers or such other accounting firm as Seller shall designate with the consent of Purchaser, such consent not to be unreasonably withheld.

                  "SELLER CLOSING DATE BALANCE SHEET" means an audited balance sheet as of 12:01 a.m. on the Closing Date for Seller, prepared in accordance with the procedures and accounting principles set forth in ANNEX 1.3(d), and otherwise in accordance with GAAP consistently applied.

                  "SELLER CLOSING DATE NET WORKING CAPITAL" means the amount by which the current assets of Seller, as shown on the Seller Closing Date Balance Sheet, exceed the current liabilities of Seller, as shown thereon (it being understood that, for purposes of calculating the Seller Closing Date Net Working Capital, the current assets of Seller shall be deemed to exclude any current Excluded Assets and the current liabilities of Seller shall be deemed to exclude any current Retained Liabilities. For purposes of determining the Seller Closing Date Net Working Capital, Inventory shall be valued based on the rolling 12 month ending inventory amount.

                  "SELLER TARGET NET WORKING CAPITAL" means an amount equal to $6,684,000.

                  "SELLER WORKING CAPITAL REPORT" has the meaning ascribed to it in Section 1.3(b).

                  "SITE" means any of the real properties currently or previously owned, leased or operated by the Seller or any Partner, any predecessors of the Seller or any Partner or any entities previously owned by the Seller or any Partner, in each case in connection with the Assets or the Business, including all soil, subsoil, surface waters and groundwater thereat.

                  "STOCK CONTINGENT PURCHASE PRICE" has the meaning ascribed to it on ANNEX 1.3(c).

                  "TAX" or "TAXES" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, sales, use, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.
                  "TAX RETURNS" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

                  "THIRD PARTY CLAIM" has the meaning ascribed to it in Section 9.02(a).

                  "TRANSFER TAXES" means sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar Taxes and fees.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.


                                     PURCHASER:

                                     MEADOWLANDS ACQUISITION CORP.


                                     By:      /s/ Richard P. Begert
                                         --------------------------------
                                              Name: Richard P. Begert
                                              Title:   President



                                     PARENT:

                                     IMAGEX.COM, INC.


                                     By:      /s/ Richard P. Begert
                                         --------------------------------
                                              Print Name: Richard P. Begert
                                              Print Title:  President



                                     SELLER:

                                     HOWARD PRESS LIMITED PARTNERSHIP
                                     By:  Its General Partner

                                     Howard Press Management Corporation


                                     By:      /s/ Scott Porter
                                         --------------------------------
                                              Print Name:       SCOTT PORTER
                                                            ------------------
                                              Print Title:
                                                            ------------------



                   ASSET PURCHASE AGREEMENT - SIGNATURE PAGE

                                     SELER'S PARTNERS:

                                     HOWARD PRESS MANAGEMENT CORPORATION


                                     By:   /s/ Scott Porter
                                         -------------------------------------
                                           Print Name:       SCOTT PORTER
                                                          --------------------
                                           Print Title:
                                                          --------------------


                                           /s/ Scott Porter
                                      ----------------------------------------
                                      SCOTT PORTER, Individually



                                           /s/ Jill Porter
                                      ----------------------------------------
                                      JILL PORTER, Individually



                                           /s/ Herbert Porter III
                                      ----------------------------------------
                                      HERBERT PORTER III, Individually



                                           /s/ Herbert Porter, Jr.
                                      ----------------------------------------
                                      HERBERT PORTER, JR., Individually



                   ASSET PURCHASE AGREEMENT - SIGNATURE PAGE

                                  ANNEX 1.1(a)

                                     ASSETS


The following are the assets, properties or rights (the "Assets") related to the
Business:

(1)      all cash and cash equivalents;

(2)      all supplies and printed goods constituting inventory of the Seller;

(3) all accounts receivable of or due to the Seller as of the Closing Date arising out of the Business;

(4) all machinery, equipment, vehicles, furniture, fixtures and other personal property of the Seller used by the Business;

(5) all intellectual property rights used by the Business owned by the Seller, including all trademarks, service marks, copyrights, copyrightable works, trade names, trade secrets, production methods and techniques, software, manuals and proprietary information used by the Business;

(6)      all mailing lists and customer lists used by the Business;

(7)      all open purchase orders;

(8) all telephone, telex and telecopy numbers related to the Business and all rights to directory listings of such numbers;

(9) all documents, files, records and other materials (including customer history) related to the foregoing assets, properties or rights and all goodwill of the Business.

                                  ANNEX 1.3(c)

                 CONTINGENT PURCHASE PRICE FINANCIAL MILESTONES


         A. STOCK CONTINGENT PURCHASE PRICE: During the period beginning on September 1, 2000 and ending on August 31, 2002 (the "Earn Out Period"), Seller shall be entitled to an amount, if any, equal to the 5% of "Qualified Converted On Line Revenue". Qualified Converted On Line Revenue shall be calculated and determined at the end of each fiscal quarter beginning with the fiscal quarter ended September 30, 2000.

                  "Converted On Line Revenue" shall mean revenues generated by the Purchaser for products sold to a "Seller Customer" using Purchaser's corporate online printing center.

                  "Seller Customers" shall mean any Person that, as of the Closing Date, was a customer of the Seller, excluding, however, any prior or then existing customer of the Purchaser or any of its affiliates ("Existing Customers"). Notwithstanding the foregoing, Seller Customers shall include Existing Customer solely to the extent that the products sold by Purchaser to such Existing Customers are of a category different than what is or was provided by Purchaser or its affiliates.

                  "Qualified Converted On Line Revenues" shall mean Converted On Line Revenues which generate an "Average Profit Margin" of 25%.

                  "Average Profit Margin" shall be calculated as follows:

                  Average Profit Margin   =   1 minus   Cogs
                                                        ----
                                                        COL

                  Where Cogs              =   Cost of Goods Sold
                           COL            =   Converted On Line Revenue

                  "Cost of Goods Sold" shall mean (i) with respect to products purchased from third party vendors, the actual cost charged to the Purchaser for such product, and (ii) with respect to products that are produced at Purchaser's facilities, the sum of manufacturing costs, freight and insurance cost and certain allocated overhead.

                  The Seller shall not be entitled to any Contingent Purchase Price for any fiscal quarter during the Earn Out Period, if the Purchaser does not generate any Qualified Converted On Line Revenues for such fiscal quarter.

         B. CASH CONTINGENT PURCHASE PRICE: In addition to the Stock Contingent Purchase Price set forth in Paragraph A above, the Seller shall be entitled to receive a Cash Contingent Purchase Price, as follows:

                  (i) During the 12 month period commencing on September 1, 2000, and ending August 31, 2001, Seller shall be entitled to an amount, if any, equal to 2.5% of Qualified Converted On Line Revenue, up to a maximum aggregate amount of $1,000,000; and

                  (ii) In the event the Company obtains an "Annual EBITDA" (as defined below) of $2.5 million during the period commencing on the Closing Date and ending on the first anniversary thereof, the Seller shall be entitled to receive an amount, if any, equal to (A) $1,000,000 minus (B) any payments made by the Buyer to the Seller pursuant to Paragraph B(i) above. "Annual EBITDA" shall mean the trailing 12 month earnings before interest and taxes, depreciation, amortization and other non-cash items derived from sales to Seller Customers, including reasonable and customary allocation of overhead and other expenses.

                  (iii) In no event shall the aggregate Cash Contingent Purchase Price exceed One Million Dollars ($1,000,000).

                               DISCLOSURE SCHEDULE

                           (TO BE PREPARED BY SELLER)

                     EXHIBIT A TO ASSET PURCHASE AGREEMENT

                BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT


         THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT, made and entered into as of June ____, 2000 by and between Meadowlands Acquisition Corp., a New Jersey corporation ("Purchaser") and Howard Press Limited Partnership, a Delaware limited partnership ("Seller") pursuant to that certain Asset Purchase Agreement (the "Agreement") dated June 15, 2000, by and among Seller, Purchaser, ImageX.com, Inc., a Washington corporation and direct parent of Purchaser, and the Seller's partners individually, with respect to the assets described in
SCHEDULE 1 attached hereto (the "Purchased Assets"). Terms used, but not otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement.

         For valuable consideration, the parties hereto, each intending to be legally bound and to bind their respective successors and assigns, hereby covenant and agree as follows:

         1. Seller hereby sells, transfers and assigns to Purchaser its successors and assigns forever, all of Seller's right, title and interest, legal and equitable, in and to all of the Purchased Assets, to have and to hold all of the Purchased Assets hereby sold, transferred, assigned, conveyed and delivered unto Purchaser, its successors and assigns, to its and their own use and behalf forever.

         2. Seller hereby assigns, transfers and sets over and unto Purchaser, and Purchaser hereby assumes and agrees to pay, discharge and perform the liabilities and obligations listed on SCHEDULE 2 attached hereto.

         3. Seller, for itself and its successors and assigns, has covenanted and by this Bill of Sale, Assignment and Assumption Agreement does covenant with Purchaser, its successors and assigns, that Seller, and its successors and assigns, will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, transfers, assignments, conveyances, powers of attorney and assurances, for the better assuring, conveying and confirming unto Purchaser, its successors and assigns, all of its right, title and interest, legal and equitable, in the Purchased Assets hereby sold, transferred, assigned and conveyed by it as Purchaser, its successors and assigns, shall reasonably require. Nothing herein contained shall be deemed to limit or restrict the properties, assets and rights conveyed, assigned or transferred to or acquired by Purchaser from Seller, under or by virtue of any other conveyance, assignment, or other document respecting the Purchased Assets.

         4. This Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit, if an assignment without the consent of a third party would constitute a breach or violation thereof and adversely affect Seller's ability to convey the interest or impair the interest as conveyed to Purchaser. If the consent of a third party, which is required in order to assign any such interest, is not obtained before the Closing (as defined in the Purchase Agreement), or if an attempted assignment would be ineffective or would affect Seller's ability to convey the interest unimpaired, Seller and Purchaser shall cooperate in any lawful and commercially reasonable arrangement, including performance by Seller or Purchaser, as the case may be, as agent for the other, in order to cause Purchaser to receive the benefits of Seller's interest and to accept the burdens and perform the obligations under any such instrument, contract, lease, permit or other agreement or arrangement or any such claim, right or benefit.

         5. Seller further authorizes Purchaser, its successors and assigns to receive and open all mail, telegrams and other communications, and all express or other packages, addressed to Seller and to retain the same as they relate to the Purchased Assets, but any such communication not related to the Purchased Assets shall be returned to Seller in accordance with the notice provisions set forth in the Agreement. The foregoing shall constitute full authorization to the postal authorities, all telegraph and express companies, and all other persons to make delivery of such items to Purchaser.

         6. Nothing in this instrument, express or implied, is intended or shall be construed to confer upon or give to any person, firm or corporation other than Purchaser and its successors and assigns any remedy or claim under or by reason of this instrument or any term, covenant or condition hereof, and all the terms, covenants and conditions, promises and agreements contained in this instrument shall be for the sole and exclusive benefit of Purchaser and its successors and assigns.

         7. This Bill of Sale, Assignment and Assumption Agreement shall be governed and enforced in accordance with the laws of the State of New Jersey.

         8. The provisions of this Bill of Sale, Assignment and Assumption Agreement are subject, in all respects, to the terms and conditions of the Agreement and all of the representations and warranties, covenants and agreements of the parties contained therein, all of which will survive the execution and delivery of this Bill of Sale, Assignment and Assumption Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale, Assignment and Assumption Agreement as of the date first above written.


                                   MEADOWLANDS ACQUISITION CORP.


                                   By:
                                       -----------------------------------
                                            Name:  Richard D. Begert
                                            Title:  President


                                   HOWARD PRESS LIMITED PARTNERSHIP,
                                   by its General Partner

                                   Howard Press Management Corporation


                                   By:
                                       -----------------------------------
                                            Name:
                                            Title:




       BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT - SIGNATURE PAGE

                                   SCHEDULE 1

                                PURCHASED ASSETS


         The following are the assets, properties or rights (the "Purchased Assets") sold, transferred and assigned by the Seller to the Purchaser:

         (1)      all cash and cash equivalents;

         (2) all supplies and printed goods constituting inventory of the Seller;

         (3) all accounts receivable of or due to the Seller as of the Closing Date arising out of the Business;

         (4) all machinery, equipment, vehicles, furniture, fixtures and other personal property of the Seller used by the Business;

         (5) all intellectual property rights used by the Business owned by the Seller, including all trademarks, service marks, copyrights, copyrightable works, trade names, trade secrets, production methods and techniques, software, manuals and proprietary information used by the Business;

         (6)      all mailing lists and customer lists used by the Business;

         (7)      all open purchase orders;

         (8) all telephone, telex and telecopy numbers related to the Business and all rights to directory listings of such numbers;

         (9) all documents, files, records and other materials (including customer history) related to the foregoing assets, properties or rights and all goodwill of the Business.

         The motor vehicle leases and real estate leases relating to the Business (as defined in the Purchase Agreement) are being assigned by separate instrument.

         The Purchased Assets sold, transferred and assigned to Purchaser shall not include any of the following:

         (1)      the partnership records of the Seller;

         (2)      any rights under the Seller's split dollar insurance policy;
                  and

         (3)      the Seller's rights under this Agreement.

                                   SCHEDULE 2

                           LIABILITIES AND OBLIGATIONS


         (a) ASSUMED LIABILITIES. In connection with the sale and transfer of the Purchased Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in the Agreement, Purchaser assumes and agrees to pay, perform and discharge when due the Assumed Liabilities; PROVIDED that, with respect to the long term debt owed to First National Bank of Boston and CIT, which Purchaser is satisfying at Closing, the Purchaser shall not pay off more than Five Million Dollars ($5,000,000) in the aggregate. Any liabilities above the $5,000,000 threshold with respect to the debt owed to First National Bank of Boston and CIT will be paid by Seller at the Closing. The term "Assumed Liabilities" means all obligations and liabilities of Seller that are reflected or reserved against in the balance sheet included in the Annual Financial Statements or incurred in the ordinary course of business since December 31, 1999, in each case to the extent reflected or reserved against in the Seller Closing Date Balance Sheet, and no others. Notwithstanding anything in this Agreement to the contrary, Purchaser is not assuming the Seller's obligations under (i) that certain subordinate promissory note issued to Herbert Porter, Jr. in the original principal amount of Five Million Dollars ($5,000,000), and (ii) that certain Series B Term Loan in the original principal amount of Three Million Dollars ($3,000,000), both of which are now owed to Herbert Porter, and the same shall be excluded from the definition of "Assumed Liabilities" for all purposes of this Agreement.

         (b) RETAINED LIABILITIES. Except for the Assumed Liabilities, Purchaser does not assume, and shall have no liability for, any obligations or liabilities of Seller (including, without limitation, those related to the Business) of any kind, character or description whatsoever (the "Retained Liabilities"). Without limiting the foregoing, any liability in excess of insurance policy limits as a result of the lawsuit disclosed in Section 2.9 of the Disclosure Schedule shall be a Retained Liability.

                   EXHIBIT 4.1(g) TO ASSET PURCHASE AGREEMENT

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") dated as of the ____ day of June, 2000 is between Meadowlands Acquisition Corp., a New Jersey corporation (the "Company") and Scott Porter ("Employee").

         WHEREAS, pursuant to an Asset Purchase Agreement dated as of June 15, 2000 (the "Purchase Agreement") by and among the Company, ImageX.com, Inc., a Washington corporation ("ImageX") and Howard Press Limited Partnership, a Delaware limited partnership (the "Seller"), the Company is purchasing substantially all of the assets of the Seller (the "Acquisition"); and

         WHEREAS, it is a condition precedent to the obligation of ImageX and the Company to consummate the Acquisition that the Employee enter into and be bound by an employment agreement with the Company in the form hereof, superceding any previous employment agreement or arrangement that the Employee may have had with the Company; and

         WHEREAS, the Company wishes to be assured that the Employee will not compete with the Company or ImageX during the period of employment and will not, for a period thereafter, compete with the Company or ImageX or solicit any employees or clients of the Company or ImageX; and

         WHEREAS, the Employee desires to be employed by the Company and to refrain from competing with the Company and ImageX and soliciting their clients and employees for the period and upon and subject to the terms and conditions herein provided.

         NOW, THEREFORE, in consideration of the mutual promises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT. Upon consummation of the Acquisition, the Company shall employ Employee, and Employee hereby accepts such employment and agrees to perform his duties and responsibilities hereunder, in accordance with the terms and conditions hereinafter set forth. Notwithstanding anything to the contrary set forth herein, this Agreement shall be null and void and of no further force and effect unless and until the consummation of the transactions contemplated by the Purchase Agreement, it being understood that any waiver under or amendment or modification to the Purchase Agreement by any of the parties thereto shall not affect or otherwise modify in any regard Employee's obligations hereunder.

                  1.1 EMPLOYMENT TERM. The term of this Agreement (the "Employment Term") shall be for the period commencing on the date of this Agreement and ending on the second anniversary of the date of this Agreement, unless terminated prior thereto in accordance with Section 8 hereof. Nothing in this Agreement shall be construed as giving Employee any right to be retained in the employ of the Company beyond the expiration of the Employment

Term, and Employee specifically acknowledges that he shall be an employee-at-will of the Company thereafter, and thus subject to discharge by the Company with or without cause and without compensation of any nature.

                  1.2      DUTIES AND RESPONSIBILITIES.

                           1.2.1    During the Employment Term, Employee shall
serve as the Company's Chief Operating Officer and perform all duties and accept all responsibilities incidental to such position including, managing the day to day operations of the Company's printing facilities and such other duties, reasonably consistent with his position as Chief Operating Officer, as may be assigned to him by the President of ImageX or his designee. Employee shall also cooperate fully with the board of directors and other executive officers of the Company and ImageX. Employee agrees to devote Employee's best efforts and entire business time and attention to Company's business during the term of Employee's employment with the Company. Employee agrees that, during the term of Employee's employment, except as otherwise approved in writing by the Company, which approval the Company may in its absolute discretion withhold, Employee will not, either directly or indirectly, or for himself or through, on behalf of, or in conjunction with any person, persons or legal entity, operate, engage in, assist, be employed by, or have any interest in any business activity to or for the benefit of any person or entity other than the Company.

                           1.2.2    Employee represents to the Company and
ImageX that he is not subject or a party to any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction of any nature whatsoever which would prohibit Employee from executing this Agreement and performing fully his duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to Employee by the Company and ImageX.

                           1.2.3    Employee shall at all times comply with
policies and procedures adopted by ImageX for employees of ImageX and its subsidiaries, including without limitation, procedures and policies regarding conflicts of interest.

                  1.3      BASE COMPENSATION.

                           1.3.1    During the Employment Term, for all the
services rendered by Employee hereunder, the Company shall pay Employee a salary at the rate of $125,000 per annum, in such intervals as the Company establishes from time to time for its employees generally.

                           1.3.2    During the Employment Term, Employee shall
also be entitled to participate, subject to and in accordance with applicable eligibility requirements, in such fringe benefit programs generally available to management personnel of ImageX, as those programs may currently exist or be modified from time to time. The Employee shall be entitled to such vacation as ImageX's policies allow, from time to time, to other employees having comparable responsibility and duties.

                  1.4 WITHHOLDINGS. All payments made to Employee hereunder, whether as salary, commissions, bonus or otherwise, shall be subject to all applicable withholdings and other payroll deductions required by law.

         2. EXPENSES. Employee shall be reimbursed for the reasonable business expenses incurred by him in connection with his performance of services hereunder during the Employment Term upon presentation of an itemized account and written proof of such expenses in accordance with policies established by the Company.

         3. DEVELOPMENTS. All Developments which Employee, either by herself or in conjunction with any other person or persons, has conceived, made, developed, acquired or acquired knowledge of during his employment by the Company (including prior to the Acquisition) or which Employee, either by herself or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during the Employment Term or at any time thereafter during which he is employed by the Company, shall become the sole and exclusive property of the Company. Employee expressly acknowledges and agrees that all Developments which are made by Employee (solely or jointly with others) are being created at the insistence of the Company and are "Works made for hire", as that term is defined in the Copyright Act of 1976, 17 U.S.C. Section 101. Employee hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey to the Company, all of his right, title and interest in and to any and all such Developments and to disclose fully as soon as practicable, in writing, all such Developments to the president of the Company. At any time and from time to time, upon the request and at the expense of the Company, Employee will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Employee for all reasonable expenses incurred by him in compliance with the provisions of this Section. For purposes hereof, "Developments" means any computer program, product, device, technique, know-how, algorithm, method, process, procedure, improvement, discovery or invention, whether or not patentable or copyrightable and whether or not reduced to practice, that (a) relates (i) directly to the business of ImageX and Company, or (ii) to ImageX's or the Company's actual or demonstrably anticipated research or development; (b) results from any work performed by Employee for the Company or ImageX or (c) is created, conceived, reduced to practice, developed, invented or made by Employee, whether solely or jointly with others.

         4.       CONFIDENTIAL INFORMATION.

                  4.1 Employee recognizes and acknowledges that by reason of his employment by and service to the Company and ImageX, he will have (both during the Employment Term and at any time thereafter during which he may be employed by the Company), access to confidential information of the Company, ImageX and their respective affiliates, including without limitation, information and knowledge pertaining to Developments, products and services offered, ideas, business plans, legal matters, trade secrets, proprietary information, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships among the Company, ImageX and their respective affiliates and customers, clients, suppliers and others who have business dealings with the Company, Image X and their respective affiliates and all other information that has or could have commercial value or other utility in the Company's or ImageX's business, whether or not any such information is specifically identified as confidential information by the Company or ImageX ("Confidential Information"). Employee acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or at any time after the Employment Term, disclose or authorize disclosure, use or make accessible any such Confidential Information to any person for any reason whatsoever (except as his duties described herein may require) without the prior written authorization of the president of ImageX.

                  4.2 Employee will not remove from the Company's or ImageX's place of business any document or other medium containing Confidential Information, or other Company or ImageX property, without the permission of ImageX, which permission ImageX may in its absolute discretion withhold. Employee agrees that he will not make any copies of Confidential Information, or other Company or ImageX property except as authorized by ImageX. Employee agrees that at the cessation of his employment he will return to ImageX immediately any and all Company and ImageX property and documents and other media containing Confidential Information (and all copies thereof) in Employee's possession, custody or control. The Company's and ImageX's property includes but is not limited to all financial books, records, instruments and documents; customer lists; data; reports; programs; software; hardware; tapes; rolodexes; telephone and address books; card decks; listings; programming; customer files and records; and any and all other instruments, records and documents recorded or stored on any medium whatsoever relating or pertaining, directly or indirectly, to corporations, governmental entities and other persons and entities with whom the Company or ImageX has or has had contractual relations, the services or products provided by the Company or ImageX, or the Company's and ImageX's business.

                  4.3 If Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose Confidential Information, Employee will immediately notify ImageX of such request or requirement so that ImageX may take any action deemed by ImageX to be necessary or advisable to protect the confidentiality of the Confidential Information. Unless ImageX waives the protections of this Agreement in writing, Employee agrees to take all lawful steps to protect the confidentiality of the Confidential Information and to cooperate fully with ImageX's efforts to protect the confidentiality of the Confidential Information, including but not limited to, seeking a protective order and refusing to produce such Confidential Information unless compelled to do so by a final order which has been upheld by the highest appellate court having jurisdiction over the matter. If Employee is ultimately compelled to disclose Confidential Information, Employee agrees to take all lawful efforts to limit the dissemination of, and maintain the confidentiality of, the Confidential Information. The Company agrees to reimburse Employee for reasonable expenses, including all professional and legal fees, incurred by Employee in complying with this Section 4.

         5.       NON-COMPETITION.

                  5.1 During the Employment Term and until the later of (i) two (2) years following the termination of the Employee's employment with the Company or (ii) four (4) years from the date hereof, Employee will not, unless acting pursuant hereto or with the prior written consent of the President of ImageX, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any "Competing Business"; EXCEPT that, after the initial two (2) year term of this Agreement, the Employee shall be permitted to be employed in certain capacities within the printing and publishing industries which do not involve direct, and other than incidental, customer contact or interaction. Examples of such permissible positions include estimator, pressman, plant manager and operations manager and similar type positions, so long as they do not involve direct or other than incidental customer contact or interaction. For purposes of this Agreement, a "Competing Business" means any business worldwide whose commercial efforts are in competition with the commercial efforts of the Company. Without limiting the generality of the foregoing, a Competing Business includes any business whose commercial efforts involve (a) offering or selling printing or publishing services, or any other products or services that the Company may from time to time offer or sell, through the Internet or any other electronic means or (b) any products or services in competition with any products or services which are, at any time during or at the end of the Employment Term, either (i) produced, marketed or otherwise commercially exploited by the Company or (ii) in actual or demonstrably anticipated research or development by the Company. It is recognized by Employee that the business of the Company and ImageX, and Employee's connection therewith is or will be involved in activity throughout the world, and that more limited geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth in Section 6 hereof) are therefore not appropriate.

                  5.2 The foregoing restriction shall not be construed to prohibit the ownership by Employee of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

         6. NO SOLICITATION. Employee agrees, for the benefit of the Company and ImageX, that from and after the termination of his employment with the Company and until the later of (i) two (2) years following the termination of the Employee's employment with the Company or (ii) four (4) years from the date hereof, Employee will not, either directly or indirectly, (i) call on or solicit any person, firm, corporation or other entity who or which at the time of such termination was, or within two years prior thereto had been, a customer of the Company, ImageX or any of their respective affiliates with respect to the activities prohibited by Section 5 hereof or (ii) solicit the employment of any person who was employed by the Company, ImageX or any of their affiliates on a full or part-time basis at any time during the course of Employee's employment (excluding for all purposes, secretarial, clerical and persons holding other similar positions).

         7.       EQUITABLE RELIEF.

                  7.1 Employee acknowledges that the restrictions contained in Sections 3, 4, 5 and 6 hereof are reasonable and necessary to protect the legitimate interests of the Company, ImageX and their affiliates, that the Company and ImageX would not have entered into this Agreement or the Purchase Agreement, in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company and ImageX. Employee represents that his experience and capabilities are such that the restrictions contained in Sections 5 and 6 hereof will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is provided by his current employment with the Company or as is anticipated by this Agreement. EMPLOYEE FURTHER REPRESENTS AND ACKNOWLEDGES THAT (I) HE HAS BEEN ADVISED BY THE COMPANY TO CONSULT HIS OWN LEGAL COUNSEL IN RESPECT OF THIS AGREEMENT, (II) THAT HE HAS HAD FULL OPPORTUNITY, PRIOR TO EXECUTION OF THIS AGREEMENT, TO REVIEW THOROUGHLY THIS AGREEMENT WITH HIS COUNSEL, AND (III) HE HAS READ AND FULLY UNDERSTANDS THE TERMS AND PROVISIONS OF THIS AGREEMENT.

                  7.2 Employee agrees that either the Company or ImageX shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 3, 4, 5 or 6 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company and/or ImageX may be entitled. In the event that any of the provisions of Sections 3, 4, 5 or 6 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

         8. TERMINATION. This Agreement shall terminate prior to the expiration of its term set forth in Section 1.1 above upon the occurrence of any one of the following events:

                  8.1 DISABILITY. In the event that Employee is unable fully to perform his duties and responsibilities hereunder to the full extent required by his position by reason of illness, injury or incapacity for sixty consecutive days or periods aggregating 120 calendar days in any 12 month period, during which time he shall continue to be compensated as provided in
Section 1.3 hereof (less any payments due Employee under disability benefit programs, including Social Security disability, worker's compensation, and disability retirement benefits), this Agreement may be terminated by the Company, and the Company shall have no further liability or obligation to Employee for compensation hereunder; provided, however, that Employee will be entitled to receive (i) any unpaid base salary and benefits that have accrued for services already performed as of the date termination of the Employee's employment becomes effective, and (ii) the payments prescribed under any disability benefit plan which may be in effect for employees of the Company and in which he participated. Employee agrees, in the event of any dispute under this Section 8.1, to submit to a physical examination by a licensed physician selected by the president of the Company.

                  8.2 DEATH. In the event that Employee dies during the Employment Term, the Company shall pay to his executors, legal representatives or administrators any amounts due and owing to the date of death to Employee as part of the salary set forth in Section 1.3.1 hereof, and thereafter the Company shall have no further liability or obligation hereunder to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him; provided, however, that Employee's estate or designated beneficiaries shall be entitled to receive (i) any unpaid base salary and benefits that have accrued for services already performed as of the date termination of the Employee's employment becomes effective, and (ii) the payments prescribed for such recipients under any death benefit plan which may be in effect for employees of the Company and in which Employee participated.

                  8.3 CAUSE. Nothing in this Agreement shall be construed to prevent its termination by the Company, without notice, at any time for "cause." For purposes of this Agreement, "cause" shall mean the failure of Employee to perform or observe any of the terms or provisions of this Agreement or to comply fully with the lawful directives of an officer of ImageX to whom he reports or his designee or any other supervisor in connection with his performance pursuant to this Agreement, dishonesty, misconduct, conviction of a crime involving moral turpitude, substance abuse, misappropriation of funds, disparagement of the Company or ImageX (or its management or employees), or other proper cause determined in good faith by senior management. In the event of termination for cause, the Company shall have no further liability or obligation to Employee for compensation hereunder. Such termination shall be effected by notice thereof delivered by the Company to Employee and shall be effective as of the date of such notice.

                  8.4 WITHOUT CAUSE BY THE COMPANY. The Company may terminate this Agreement upon not less than thirty (30) days' notice to Employee at and for the Company's sole convenience and in its sole discretion and without specifying any cause as set forth in Section 8.3 hereof. Upon termination without cause, Employee will be entitled to receive the annual base salary Employee would have received if his employment had continued until the end of the Employment Term.

         9. SURVIVAL. Notwithstanding the termination of this Agreement by the Company by reason of Employee's disability under Section 8.1, for cause under Section 8.3, or without cause under Section 8.4, his obligations under Sections 3, 4, 5, and 6 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against Employee in Section 7 hereof shall continue in force, along with the provisions of Sections 9 through 19 hereof.

         10. GOVERNING LAW. This Agreement shall be governed by and interpreted under the laws of the State of New Jersey without giving effect to any conflict of laws provisions.

         11. ARBITRATION OF DISPUTES . Subject to the provisions of paragraph 7 hereof, any controversies or claims arising out of or related to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American

Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed on by the Company and the Employee or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discoveries would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute that arises in connection with such discovery. The prevailing party shall be entitled to costs, expenses and reasonable attorneys' fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         12. NOTICES. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

                  If to the Company, to:

                  Meadowlands Acquisition Corp.
                  c/o ImageX.com, Inc.
                  10800 NE 8th Street
                  Suite 200
                  Bellevue, WA  98004
                  Attn:  General Counsel

                  If to Employee, to:


or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

         13.      ENTIRE AGREEMENT; CONTENTS OF AGREEMENT.

                  13.1 This Agreement supersedes all prior agreements and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof (except for the provisions of any confidentiality, non-disclosure, invention assignment, intellectual property or similar agreements which Employee may have entered into with the Company or its predecessors, which shall all continue in full force and effect and be in addition to the provisions of this Agreement) and cannot be changed, modified, extended or terminated except upon written amendment executed by Employee and approved by a duly authorized officer of ImageX and executed on behalf of ImageX by a duly authorized officer. Employee acknowledges that the effect of this provision is that no oral modifications of any nature whatsoever to this Agreement shall be permitted.

                  13.2 Employee acknowledges that, from time to time, ImageX may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of ImageX may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of ImageX (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to Employee.

         14. ASSIGNMENT. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Employee.

         15. SEVERABILITY. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

         16. REMEDIES CUMULATIVE; NO WAIVER. No remedy conferred upon the Company and ImageX by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company or ImageX in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company or ImageX from time to time and as often as may be deemed expedient or necessary by the Company or ImageX in its sole discretion.

         17. LEGAL REVIEW. By his signature below, Employee acknowledges that he (i) has had sufficient opportunity to read each provision of this Agreement and understands each provision, (ii) has had an opportunity to review the Agreement with legal counsel of Employee's choice, (iii) is not under duress and (iv) is not relying on any representations or promises that are not set forth in the Agreement.

         18. INTERPRETATION. The Company and Employee agree that, although this Agreement was drafted by the Company, it accurately reflects both parties' intent and understanding and should not be presumptively construed against the Company in the event that there is any dispute over the meaning or intent of any provision.

         19. MISCELLANEOUS. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.


                                  MEADOWLANDS ACQUISITION CORP.


                                  By: ---------------------------
                                      Name:  Richard P. Begert
                                      Title: President


                                  EMPLOYEE:


                                  -------------------------------
                                  Scott Porter

                      EMPLOYMENT AGREEMENT - SIGNATURE PAGE

                   EXHIBIT 4.1(i) TO ASSET PURCHASE AGREEMENT

                 ENVIRONMENTAL REMEDIATION AND ACCESS AGREEMENT

         This Environmental Remediation and Access Agreement (the "Agreement") is entered into this ___ day of June, 2000 by and between HOWARD PRESS LIMITED PARTNERSHIP ("Howard Press"), a Delaware limited partnership qualified to do business in the State of New Jersey, and IMAGEX.COM, INC., and MEADOWLANDS ACQUISITION CORP (a subsidiary of ImageX.com, Inc.)(collectively referred to as "Purchaser").
         WHERAS, the Purchaser is acquiring all of the assets of Howard Press pursuant to that certain Asset Purchase Agreement dated the ____ day of June (the "Asset Purchase Agreement"), 2000; and
         WHEREAS, in connection with said purchase and sale of assets, Howard Press has agreed to remediate certain environmental conditions existing at its leased premises located at 450 West First Avenue and 470 West First Avenue, Roselle, New Jersey 07203 (the "Properties"); and
         WHEREAS, Howard Press and the Purchaser desire to set forth their agreements with respect to such environmental remediation.
         NOW, THEREFORE, Howard Press and the Purchaser hereby agree as follows:
         1. REMEDIATION. Howard Press hereby agrees to move in a diligent and prudent manner after the closing of the purchase and sale of assets pursuant to the Asset Purchase Agreement referenced hereinabove to remediate, in accordance with applicable laws and regulations, certain environmental conditions located at the Properties as well as 1101 and 1107 West Elizabeth Avenue, Linden, New Jersey, as follows:
                  (a) Repair or abatement of a ten square foot area of damaged/broken gray/pink streaked 9-inch by 9-inch floor tiles in the dark room in the 450 building containing asbestos as described in a certain June 5, 2000 draft site investigation report prepared by SECOR International Incorporated ("450-470 Environmental Report").
                  (b) Repair or abatement of all friable asbestos insulation in the boiler room in the 450 building as described in the 450-470 Environmental Report.
                  (c) Repair or abatement of approximately 1,500 square feet of broken and chipped 9-inch by 9-inch asbestos containing tan floor tiles and mastic located on the second floor in the 1107 building as described in a certain June 5, 2000 draft site investigation report by SECOR ("1026, 1101, 1105 and 1107 Environmental Report").
                  (d) Repair or abatement of approximately 10,000 square feet of broken and chipped 9-inch by 9-inch asbestos containing green floor tiles and mastic located in the engraving area and press room in the 1101 building as described in the 1026, 1101, 1105 and 1107 environmental report.
         2. ACCESS. Purchaser hereby grants Howard Press and any agents or contractors of Howard Press limited access to the Properties for the sole and exclusive purpose of conducting the Environmental Remediation and any other remediation required by this Agreement.

         3. STANDARD OF CARE. Howard Press hereby agrees to use such standard of care in conducting the Environmental Remediation as is required under all applicable laws and Howard Press shall comply with all applicable laws in conducting the Environmental Remediation. Howard Press shall maintain written records of the procedures and processes used in the Environmental Remediation and shall supply such written records to the Purchaser and its representatives for review and comment, upon Purchaser's request.

         4. COST OF REMEDIATION. Howard Press hereby agrees that all costs, fees and expenses incurred by reason of the Environmental Remediation shall be borne by Howard Press. Any cost and expense incurred by Purchaser in connection with the review of the Environmental Remediation or review of any reports, plans, procedures or other written materials supplied to Purchaser by Howard Press shall be borne by Purchaser.

         5. AIR QUALITY TESTING. Howard Press and Purchaser hereby agree to jointly engage an appropriate contractor to do appropriate testing of the air quality located at the Properties. The contractor selected shall be mutually agreeable to Howard Press and the Purchaser. All costs and expenses with respect to said air quality testing shall be borne fifty (50%) percent by each of Howard Press and the Purchaser.
         6. AIR CLEANUP REQUIREMENT. In the event the air quality testing reveals the necessity for the cleanup or other type of remediation of any environmental condition affecting the air quality such that it does not meet the guidelines and standards of appropriate laws of the State of New Jersey or the United States or regulations of the New Jersey Department of Environmental Protection or United States Environmental Protection Agency, then Howard Press agrees to perform such remediation and cleanup at its sole costs and expense. Howard Press is not required to do any such cleanup or remediation unless the air quality does not meet applicable or appropriate governmental standards.
         7. DISPOSAL. Howard Press shall dispose of any materials used or generated during performance of the Environmental Remediation and any other remediation required by this Agreement, including but not limited to sampling equipment, containers, and asbestos, in accordance with all applicable federal, state and local laws, regulations, ordinances and orders, including without limitation, any applicable permitting, manifesting or approval requirements. Howard Press or its agents or contractors shall be the signatories on any applications for any such permits, manifests or approvals and shall be solely responsible for compliance therewith and for the provision of any such notice.
         8. LIENS. Howard Press shall not allow any liens to be placed upon the Properties arising out of the performance of the Environmental Remediation any other remediation required by this Agreement. In the event that any lien is placed upon all or any portion of the Properties as a result of the Environmental Remediation or any other remediation required by this Agreement, Howard Press shall pay or bond and discharge such lien within five (5) days after notice of such lien.
         9. INDEMNIFICATION. Howard Press agrees to indemnify, defend, and hold Purchaser and its officers, directors, employees, tenants, contractors and agents (the "Indemnified Parties") harmless from and against any losses, damages, penalties, expenses, liabilities, claims, demands and causes of action (together with any reasonable legal fees and other expense incurred by the Indemnified Parties in connection therewith), resulting directly or indirectly from, or in connection with the Environmental Remediation and any other remediation required by this Agreement or any entry on the Properties (whether or not permitted by this Agreement) by Howard Press or its agents, contractors, or other representatives, including, without limitation, any losses, damages, expenses, liabilities, claims, demands, and causes of action resulting, or alleged to be resulting, from injury or death of persons, or damages to the Properties or any other property, or mechanic's or materialmen's liens; provided, however that such indemnification shall not extend to damages caused by the negligent acts or omissions of Purchaser, and provided further that Purchaser shall give Howard Press notice of any facts which may from the basis of a claim under this indemnity within a reasonable time after learning of same. Purchaser agrees to indemnify, defend and hold Howard Press and its employees, contractors and agents harmless from and against any losses, damages, penalties, expenses, liabilities, claims demands, and causes of action (together with any reasonable legal fees and other expenses incurred in connection therewith) to the extent caused by the negligent acts or omissions of Purchaser or its agents, contractors or other representatives, and provided further that Howard Press shall give Purchaser notice of any facts which may from the basis of a claim under this indemnity within a reasonable time after learning of same.

         10. INSURANCE. Howard Press shall provide Purchaser with satisfactory certificates of insurance evidencing that Howard Press's agents or contractors have standard public liability insurance in full force and effect with a single combined liability limit of at least two million dollars ($2,000,000.00), governing all operations, employees, and motor vehicles in connection with the performance of the Environmental Remediation and any other remediation required by this Agreement. Such insurance shall include Purchaser as a named insured evidenced by a valid certificate provided to Purchaser prior to commencement of the Environmental Remediation. Nothing herein contained shall in any way limit Howard Press's liability under this Agreement or otherwise.
         11. DISPUTES/COSTS AND EXPENSES. In the event of any dispute between Howard Press and the Purchaser with respect to the obligations of Howard Press hereunder, said dispute shall be resolved by binding arbitration under the rules of the American Arbitration Association. The arbitration proceeding shall be initiated by the sending of written notice by either party hereto to the other party demanding said arbitration. The arbitration process shall have a ninety (90) day discovery period which shall commence upon the order of the arbitration panel and shall terminate ninety (90) days thereafter unless agreed to be extended by both parties hereto. The determination of the arbitration panel shall be final and binding upon the parties hereto and, if required, shall be presented to a court of law to be entered as a final judgment on the judicial record. All costs, expenses and fees of the parties to said arbitration shall be borne by each of the parties thereto.
         12. GOVERNING LAW. The laws of the State of New Jersey shall be applicable in the interpretation of this Agreement. The courts of the State of New Jersey shall have sole and exclusive judicial jurisdiction of any dispute arising hereunder.
         13. PURCHASER AND SALE OF ASSETS CONDITION. The purchase of the assets of Howard Press by the Purchaser in accordance with the Asset Purchase Agreement shall be a condition precedent to the effectiveness of this Agreement. In the event the said purchase of assets shall not be consummated, then this Agreement shall be null and void and of no effect.
         14. INTEREST/CAPITAL. By entering into this Agreement, the parties do not intend to amend any of the terms of the Asset Purchase Agreement. If any conflict exists or arises between the terms of this Agreement and the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall govern.

         15. DISRUPTION OF WORKPLACE. Howard Press agrees to coordinate the Environmental Remediation and any other required cleanup and remediation under the terms of this Agreement with the Purchaser in order to minimize any disruption of the workplace. Howard Press acknowledges and agrees that it recognizes that the Purchaser will continue to conduct business at the locations requiring said cleanup and remediation and will use its best efforts to preserve the continued ability to so conduct business without undue interruption or distraction.
         16. NOTICES. Any requirement of a written notice to a party hereto shall be served upon said party at the address and in the procedures specified in the Asset Purchase Agreement.
         17. TERMINATION. The obligations and responsibilities of Howard Press hereunder shall terminate as otherwise specified herein or at such time as all remediation required herein has been completed in accordance with the requirements of all applicable laws as certified to by the New Jersey Department of Environmental Protection or the United States Environmental Protection Agency, if applicable, or by SECOR. In certifying whether said remediation and cleanup is completed, SECOR shall act in a reasonable manner in accordance with applicable laws.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ____ day of June, 2000 through their duly authorized officers and representatives.

                                  HOWARD PRESS LIMITED PARTNERSHIP

                                  By: Howard Press Management
                                      Corporation, its General
                                      Partner


                                  By:_______________________________
                                     SCOTT PORTER


                                  IMAGEX.COM, INC.


                                  By:_______________________________


                                  MEADOWLANDS ACQUISITION CORP.


                                  By:_______________________________

                   EXHIBIT 4.1(h) TO ASSET PURCHASE AGREEMENT

                               EXTENSION OF LEASES

                  THIS EXTENSION OF LEASES, is entered into this ___ day of June, 2000 by and between Herbert R. Porter, Jr. ("Porter") and Howard Press Limited Partnership ("Partnership") and Meadowlands Acquisition Corp., a New Jersey corporation (the "Company").

                  WHEREAS, by four separate lease agreements dated as of July 19, 1989, Leases were entered into for the properties listed on Schedule A hereto which Leases with options ended on June 30, 1999; and

                  WHEREAS, by oral agreement between Porter and the Partnership the said Leases were extended through June 30, 2000; and

                  WHEREAS, Porter, the Partnership and the Company desire to extend said Leases through August 31, 2000.

                  NOW, THEREFORE, in consideration of the mutual promises and of the covenants and agreements herein contained and contained in the Original Leases the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. TERM. The term of the Original Leases shall be extended to and through August 31, 2000.

                  2. RENTAL. The rental payable under this Extension of Leases shall remain the same as it is under the Original Leases as of the date of execution of this Extension of Leases.

                  3. LEASE TERMS. All of the conditions and provisions set forth in the Original Leases shall remain in full force and effect.

                  4. ASSIGNEE. The Company, as Assignee of the Partnership shall constitute the tenant under this Extension of Leases and shall have all rights and obligations of the tenant under the said Original Leases.

                  5. GOVERNING LAW. This Extension of Leases shall be governed by the Laws of the State of New Jersey.

                  6. MISCELLANEOUS TERMS. All of the miscellaneous terms of the Leases shall remain in full force and effect. For purposes of notices, notices to the Company shall comply with the provisions set forth in that certain Asset Purchase Agreement by and between the Company, ImageX.com, Inc. and the Partnership dated June _____, 2000.

                  7. NEW LEASES. The parties agree to negotiate in good faith to enter into new leases before the expiration of this extension which leases will provide for a rental not greater than the current rental.

                  IN WITNESS WHEREOF, the parties hereto have executed this Extension of Leases, this ____ day of June, 2000.


                                  HOWARD PRESS LIMITED PARTNERSHP
                                  By:  Howard Press Management
                                             Corporation, its general
                                              Partner


                                  By: ---------------------------------
                                           Scott Porter


                                  MEADOWLANDS ACQUISITION CORP.


                                  By: ---------------------------------


                                  -------------------------------------
                                  Herbert R. Porter, Jr.

                                   SCHEDULE A

                 LIST OF REAL ESTATE AND THE REAL ESTATE LEASES


           1.     450 W. First Avenue, Roselle, New Jersey
           2.     470 W. First Avenue, Roselle, New Jersey
           3.     1101-1107 West Elizabeth Avenue, Linden, New Jersey
           4.     1020 W. Elizabeth Avenue, Linden, New Jersey

                   EXHIBIT 1.4(b) TO ASSET PURCHASE AGREEMENT

                                ESCROW AGREEMENT


         This Escrow Agreement (this "Agreement") is entered into as of June ___, 2000, by and among ImageX.com, Inc., a Washington corporation ("ImageX"), Meadowlands Acquisition Corp., a New Jersey corporation and a wholly owned subsidiary of ImageX ("Buyer"), Howard Press Limited Partnership, a Delaware limited partnership ("Seller"), and Chase Manhattan Bank and Trust Company, National Association, as escrow agent (the "Escrow Agent"), in connection with an Asset Purchase Agreement dated June 15, 2000, among ImageX, Buyer and Seller (the "Asset Purchase Agreement").

                                    RECITALS

         A. Pursuant to the Asset Purchase Agreement, as of the date hereof, Buyer is purchasing substantially all of the operating assets and other rights, and assuming certain specified liabilities, of Seller (the "Acquisition").

         B. To induce Buyer to effect the Acquisition, Seller has agreed that a portion of the consideration payable to Seller pursuant to the Asset Purchase Agreement shall be deposited into escrow in accordance with this Agreement in order to provide: (i) a source of funds to pay the Buyer to the extent that a negative adjustment is made to the Fixed Purchase Price post closing in accordance with Section 1.3 of the Asset Purchase Agreement and (ii) a partial source of funds for Seller's indemnification obligations under the Asset Purchase Agreement.

         C. The execution and delivery of this Agreement by the parties hereto is a condition precedent to the obligations of the parties under the Asset Purchase Agreement.

         D. Capitalized terms not otherwise defined herein have the meanings set forth in the Asset Purchase Agreement. The amount of the Agreed Value shall be communicated to the Escrow Agent in writing on the Closing Date.

                                    AGREEMENT

         In consideration of the foregoing premises and the mutual and dependent promises hereinafter set forth, the parties agree as follows:

         1.       CREATION OF THE ESCROW FUND.

                  (a) Simultaneously with the execution and delivery of this Agreement, ImageX is causing the Buyer to deposit with the Escrow Agent stock certificates representing that number of unregistered shares of Parent Stock determined by dividing $775,000 by the Agreed Value, $75,000 of which represents a reserve for adjustments to the Fixed Purchase Price under Section
1.3 of the Asset Purchase Agreement (the "Stock Adjustment Portion") and $700,000 of which represents a reserve for Seller's indemnification obligations under the Asset Purchase Agreement. Such shares are referred to collectively herein as the "Escrow Shares."

                  (b) Simultaneously with the execution and delivery of this Agreement, ImageX is causing the Buyer to deposit with the Escrow Agent cash in the amount of $775,000, $75,000 of which represents a reserve for adjustments to the Fixed Purchase Price under Section 1.3 of the Asset Purchase Agreement (the "Cash Adjustment Portion" and, together with the Stock Adjustment Portion, the "Adjustment Portion") and $700,000 of which represents a reserve for Sellers' indemnification obligations under the Asset Purchase Agreement. Such amounts, together with any and all interest or profit thereon, or proceeds therefrom, from time to time held by the Escrow Agent pursuant to the terms hereof are referred to herein as the "Cash Escrow Amount." The Cash Escrow Amount, together with the Escrow Shares, shall constitute the "Escrow Fund".

                  (c) For purposes hereof, the term "Escrow Termination Date" shall mean September 30, 2001.

         2. INVESTMENT OF CASH ESCROW AMOUNT. Until the termination of this Agreement, the Cash Escrow Amount shall be invested as directed by the Seller by written instruction to the Escrow Agent from time to time solely in
(a) tax exempt municipal debt instruments, or other tax-exempt securities, with maturities of one year or less, (b) U.S. government debt obligations, (c) securities of mutual funds consisting of such securities, in each case rated investment grade by at least one nationally recognized securities rating agency, or (d) time deposits, demand deposits or money market funds registered under the Investment Company Act of 1940, as amended from time to time (the "1940 Act"), the portfolios of which are limited to Government Securities (as defined in the 1940 Act). In the absence of written directions from the Seller, the Escrow Agent shall invest the Cash Escrow Amount in investments indicated in subsection 2(d) of this Agreement.

         3. TRANSFERS OF THE ESCROW SHARES TO BUYER. The purpose of the Escrow Fund created under this Agreement is to provide: (i) a source of funds to pay the Buyer to the extent that a negative adjustment is made to the Fixed Purchase Price post closing in accordance with Section 1.3 of the Asset Purchase Agreement; and (ii) a partial source of funds for the Seller's indemnification obligations under the Asset Purchase Agreement. In addition to the procedures specified in the Asset Purchase Agreement, the following procedures shall apply:

                  (a)      WORKING CAPITAL SHORTFALL.

                           (i)      Within five (5) days of the "Final
Determination" of the Fixed Purchase Price under Section 1.3 of the Asset Purchase Agreement, to the extent there is any negative adjustment to the Fixed Purchase Price, the Escrow Agent shall transfer to Buyer from the Adjustment Portion of the Escrow Fund:

                                    (x)      certificates representing that
number of Escrow Shares determined by (A) multiplying the Deficit Amount by .5 (such product being the "Stock Portion of the Deficit Amount") and (B) dividing the Stock Portion of the Deficit Amount by the Agreed Value of the Parent Stock, and

                                    (y)      cash in the amount determined by
multiplying the Deficit Amount by .5 (the "Cash Portion of the Deficit Amount").

In the event the Deficit Amount exceeds the Adjustment Portion (with the Stock Adjustment Portion being valued at the Agreed Value), then the Buyer shall promptly notify Seller in writing of such fact and the amount of such shortfall, and the Seller shall pay such shortfall within ten (10) days of such notice by delivery to Buyer of:

                                    (x)      that number of shares of the Parent
Stock determined by (A) multiplying such shortfall by .5 (such product being the "Stock Portion of the Shortfall Amount") and (B) dividing the Stock Portion of the Shortfall Amount by the Agreed Value; and

                                    (y)      cash in the amount determined by
multiplying such shortfall by .5.

If the Adjustment Portion (with the Stock Adjustment Portion being valued at the Agreed Value) exceeds the Deficit Amount, such excess shall be delivered by the Escrow Agent to the Seller in accordance with Section 4(a) below.

                           (ii)     For purposes of this Agreement, the "Final
Determination" shall mean any of the following (each of which shall specify the number of shares and the amount of cash to be distributed to the Buyer pursuant to this Section 3 and/or to the Seller pursuant to Section 4:

                                    (1)      UNDISPUTED CERTIFICATE. Delivery to
the Escrow Agent of the Working Capital Report setting forth the amount of the Closing Date Net Working Capital and the Deficit Amount and the failure of the Seller to give notice of its objection to such Working Capital Report to the Escrow Agent and Buyer within fifteen (15) days after delivery of the Working Capital Report to the Seller; or

                                    (2)      AGREEMENT. Delivery to the Escrow
Agent of a written agreement signed by Buyer and the Seller as to the Deficit Amount; or

                                    (3)      ARBITRATION DECISION. Delivery to
the Escrow Agent by either Seller or Buyer of a written and signed report by the Designated Accounting Firm in accordance with Section 1.3 of the Asset Purchase Agreement that sets forth the Deficit Amount and that states that the Deficit Amount was determined in accordance with Section 1.3 of the Asset Purchase Agreement; or

                                    (4)      DECISION. Delivery to the Escrow
Agent by either Seller or the Buyer of a certified copy of a judgment no longer subject to appeal directing the payment of an amount to the Buyer and/or Seller from the Escrow Fund with respect to any Deficit Amount.

                           (iii)    For purposes of Section 3(a)(ii)(1), to the
extent there is only a partial dispute as to the Deficit Amount, the Buyer and Seller shall jointly provide written instructions to the Escrow Agent to pay to Buyer from the Adjustment Portion that number of shares and that amount of cash as to which there is no dispute, determined as follows:

                                    (1)      certificates representing that
number of Escrow Shares determined by (A) multiplying by .5 the amount of such Deficit as to which no objection was made by Seller within fifteen (15) days of the delivery of the Working Capital Report (such product being the "Stock Portion of the Undisputed Deficit Amount") and (B) dividing the Stock Portion of the Undisputed Deficit Amount by the Agreed Value; and

                                    (2)      cash in the amount determined by
multiplying by .5 the amount of such Deficit as to which no objection was made by Seller within fifteen (15) days of the delivery of the Working Capital Report.

                  (b)      INDEMNIFICATION CLAIMS.

                           (i)      From time to time as Buyer determines in
good faith that it is entitled to indemnification under the Asset Purchase Agreement, the Buyer may request payment from the Escrow Fund by giving written notice of such claim to the Escrow Agent and the Seller, describing in such notice the nature of the claim and the facts or circumstances giving rise to such claim, the amount thereof, if then ascertainable, or if not then ascertainable the good faith estimate of the amount thereof, the provisions in the Asset Purchase Agreement on which the claim is based and the number of shares and the amount of cash to be delivered to the Buyer calculated as set forth in Section 3(b)(ii) below.

                           (ii)     If the Escrow Agent has not received written
objection from Seller to such claim within thirty (30) days after receipt by the Escrow Agent of the written notice of such claim from Buyer, the claim stated in such notice shall be conclusively deemed to be approved by Seller, and the Escrow Agent shall promptly thereafter pay the amount of such claim to the Buyer by transferring to the Buyer:

                                    (x)      that number of Escrow Shares
determined by (A) multiplying the Loss by .5 (such product being the "Stock Portion of the Loss") and (B) dividing the Stock Portion of the Loss by the Agreed Value, and

                                    (y)      cash in the amount of the Loss
multiplied by .5.

                           (iii)    If, within such thirty (30) day period, the
Escrow Agent, shall have received from Seller a written good faith objection to the claim specifying the nature of and grounds for such objection, then such claim shall be deemed to be an "Open Claim" and the Escrow Agent shall reserve within the Escrow Fund that number of shares and that amount of cash indicated in the Seller's written objection, which Seller shall determine as follows:

                                    (x)      an amount of Escrow Shares
determined by (A) multiplying the amount of the Open Claim by .5 (which amount for each Open Claim is referred to herein as the "Stock Claim Reserve") and (B) dividing the Stock Claim Reserve by the Agreed Value, and

                                    (y)      an amount of cash from the Cash
Escrow Amount equal to the amount of the Open Claim multiplied by .5 (which amount for each Open Claim is referred to herein as the Cash Claim Reserve, and together with the Stock Claim Reserve, the "Claim Reserve").

For purposes of valuing the Escrow Shares for a Stock Claim Reserve, each Escrow Share shall have a value equal to the Agreed Value.

                           (iv)     Any amount for which Buyer is found to be
entitled to indemnification in respect of an Open Claim (the "Amount Due"), as determined either by a joint written instruction signed by Seller and Buyer and delivered to the Escrow Agent or by a written order of a court or arbitrator, accompanied by evidence reasonably satisfactory to the Escrow Agent to the effect that such decision is final and binding on the parties and not subject to appeal, shall be paid by the Escrow Agent to Buyer within five (5) business days after receipt of such determination by delivering:

                                    (x)      that number of Escrow Shares
determined by (A) multiplying the Amount Due by .5 (such product being the "Stock Portion of the Amount Due") and (B) dividing the Stock Portion of the Amount Due by the Agreed Value; and

                                    (y)      cash in the amount of the Amount
Due multiplied by .5 (the "Cash Amount Due");

each of which shall be specified in either the joint written instructions or the written order, as appropriate.

If it is then later than the Escrow Termination Date, any portion of the Claim Reserve for the Open Claim as to which the Amount Due has been so determined which is not required to be paid to Buyer shall be paid by the Escrow Agent to the Seller, by delivering:

                                    (x)      that number of Escrow Shares equal
to the quotient obtained by (A) subtracting from the Stock Claim Reserve the Stock Portion of the Amount Due which has been determined for such Claim Reserve, and (B) dividing such amount by the Agreed Value; and

                                    (y)      an amount of cash obtained by
subtracting from the Cash Claim Reserve the Cash Amount Due which has been determined for such Claim Reserve;

each of which shall be specified in either the joint written instructions or the written order, as appropriate; PROVIDED, HOWEVER, that no such written instruction or written order shall instruct the Escrow Agent to make any such payment of Escrow Funds to Seller if at such time there exists Open Claims in excess of the then existing Claim Reserves, in which case the Escrow Agent shall be instructed to add all such Escrow Funds to any other Claim Reserves in respect of Open Claims then existing for which there are inadequate Claim Reserves. If a Claim Reserve is resolved prior to the Escrow Termination Date, such portion of the Claim Reserve not required to be paid to Buyer or added to other Claim Reserves shall continue to be part of the Escrow Fund (unless such balance would have been distributed to the Seller pursuant to Section 4 hereof).

         4.       DISTRIBUTIONS FROM THE ESCROW FUND.

                  (a) WORKING CAPITAL DISTRIBUTION. Within five (5) days after the Final Determination, the Escrow Agent shall deliver from the Adjustment Portion of the Escrow Fund to the Seller:

                           (i)      certificates representing that number of
Escrow Shares equal to the quotient obtained by (A) subtracting from $75,000, the dollar value of (x) the Stock Portion of the Deficit Amount as to which there was a Final Determination, and (y) the Stock Portion of the Deficit Amount set forth in the Working Capital Report to which an objection was made in accordance with Section 3(a), but as to which no Final Determination has yet been made, and dividing such amount by (B) the Agreed Value of the Parent Stock; and

                           (ii)     cash in the amount obtained by subtracting
from $75,000, the dollar value of (x) the Cash Portion of the Deficit Amount as to which there was a Final Determination, and (y) the Cash Portion of the Deficit Amount set forth in the Working Capital Report to which an objection was made in accordance with Section 3(a), but as to which no Final Determination has yet been made;

each of which as specified in the Final Determination.

To the extent Escrow Shares and cash were not paid from the Adjustment Portion by reason of an objection made in accordance with Section 3(a), such Escrow Shares and cash shall remain in escrow pursuant to this Agreement solely with respect to the specific aspect of such objection until there occurs a Final Determination relating to such retained Deficit Amount. Upon the occurrence of a Final Determination with respect to such remaining Deficit Amount, the Escrow Agent shall promptly deliver to the Seller or the Buyer, as the case may be, such Escrow Shares and cash, in accordance with, and as specified in, such Final Determination.

                  (b) INDEMNIFICATION DISTRIBUTION. On the Escrow Termination Date, the Escrow Agent shall deliver from the Escrow Fund to the Seller the following (each of which shall be specified in a written instruction from the Buyer):

                           (i)      certificates representing that number of
Escrow Shares equal to the quotient obtained by (A) subtracting from $700,000, the dollar value of (x) any Loss which has been paid to Buyer by the release of Escrow Shares, and (y) the aggregate amount of each Stock Claim Reserve, and dividing such amount by (ii) the Agreed Value of the Parent Stock; and

                           (ii)     cash in the amount determined by subtracting
from $700,000, the dollar value of (x) any Loss which has been paid to Buyer by the release of cash from the Cash Escrow Amount, and (y) the aggregate amount of each Cash Claim Reserve.

                  (c) DISTRIBUTION OF REMAINING ESCROW FUNDS. After distribution of Escrow Shares and cash to Seller pursuant to Sections 4(a) and 4(b), to the extent there are no remaining Open Claims, all remaining Escrow Shares and cash shall be distributed by Escrow Agent to Seller. If there remain Open Claims after the Escrow Termination Date, any Escrow Shares and cash remaining in the Escrow Fund shall remain in such fund until the resolution of such Open Claims and the payment thereof as provided or in Section 3(b)(iv) hereof.

         5. FRACTIONAL SHARES. No fractional shares of Parent Stock shall be issued to the Seller or to the Escrow Agent. Instead, ImageX shall cause Buyer to pay to the Seller or the Escrow Agent, as the case may be, cash in respect of such fractional shares in an amount equal to the same fraction of the Agreed Value of Parent Stock.

         6. CONDITIONS TO ESCROW. The Escrow Agent agrees to hold the Escrow Fund and to perform its obligations hereunder in accordance with the terms and provisions of this Agreement. Seller, Buyer and ImageX agree that the Escrow Agent does not assume any responsibility for the failure of either Buyer, ImageX, or Seller to perform any of their respective obligations under the Asset Purchase Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent's rights, duties, liabilities and immunities:

                  (a) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only as to due execution, validity and effectiveness, but also as to the truth and accuracy of any information therein contained, which the Escrow Agent in good faith believes to be genuine. The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the persons executing this Agreement in a representative capacity.

                  (b) The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or willful misconduct. In addition, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                  (c) The Escrow Agent may consult with, and obtain advice from, competent and experienced legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. The reasonable costs of such counsel's services shall be paid to the Escrow Agent in accordance with paragraph 7.

                  (d) The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any agreement of the other parties hereto (whether or not it has any knowledge thereof) or by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination or rescission of this Agreement, until received by it in writing.

                  (e) The Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving notice in writing of such resignation specifying a date (no earlier than 30 days following the date of such notice) when such resignation will take effect; provided, however, that until a successor escrow agent is appointed by Buyer, ImageX, and Seller and such successor accepts such appointment, the Escrow Agent shall continue to hold the Escrow Amount and perform the duties of Escrow Agent hereunder.

                  (f) Upon completion of delivery of the Escrow Fund pursuant to the terms hereof or to a successor escrow agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder. The Escrow Agent is hereby authorized to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.

         7. INDEMNIFICATION. Buyer and ImageX on the one hand, and on the other hand, hereby agree to indemnify the Escrow Agent for and to hold it harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent arising out of or in connection with its performance under this Agreement. The indemnification provided for under this paragraph 7 shall be paid in the same manner as fees, costs and expenses under paragraph 9.

         8. BANKING DAYS. If any date on which the Escrow Agent is required to make an investment or a delivery pursuant to the provisions hereof is not a banking day, then the Escrow Agent shall make such investment or delivery on the next succeeding banking day.

         9. ESCROW COSTS. The Escrow Agent shall be entitled to be paid a fee for its services as set forth in Schedule A hereto and to be reimbursed for its reasonable costs and expenses hereunder, which fee, costs and expenses shall be paid equally by Buyer and Seller. In the event any such costs are not paid when due, the Escrow Agent may deduct the amount thereof from the Escrow Amount.

         10. NOTICES; CALL-BACKS. All notices, instructions, demands, consents, approvals and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or sent for next business morning delivery via a nationally recognized express courier service, or hand delivered, addressed as follows:

                  If to Buyer or ImageX:

                  ImageX.com, Inc.
                  10800 NE 8th Street; Suite 200
                  Bellevue, WA  98004
                  Fax:  (425) 452-9266
                  Attn:  General Counsel

                  With a copy to:

                  Morgan, Lewis & Bockius LLP
                  502 Carnegie Center
                  Princeton, NJ  08540
                  Attn:  Steven M. Cohen, Esq.
                  Fax:  (609) 919-6639

                  If to Seller:

                  Howard Press Limited Partnership
                  c/o Scott Porter

                  With a copy to:

                  Brach, Eichler, Rosenberg, Silver,
                  Bernstein, Hammer & Gladstone
                  101 Eisenhower Parkway
                  Roseland, NJ  07068-1067
                  Attn:  David R. Ritter, Esq.
                  Fax:  (973) 228-7852

                  If to the Escrow Agent:

                  Chase Manhattan Bank and Trust Company, National Association 101 California Street, Suite 101
                  San Francisco, CA  94111
                  Attn:  Jim Nagy
                  Fax:  (415) 693-8850

         Any party may change the persons, fax numbers or addresses to which any notices, instructions, demands, consents, approvals and other communications to it should be addressed by notifying the other parties as provided above. Any notice, instruction, demand, consent, approval or other communication, if addressed and sent, mailed or delivered as provided above, shall be deemed given or received five days after the date sent as indicated on the certified or registered mail receipt, or on the next business day if mailed by express courier service, or on the date of delivery or transmission if hand-delivered or sent by facsimile transmission.

         In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule B hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

         11. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to the transactions contemplated hereby, except that the understanding of the parties with respect to the transactions contemplated hereby as between Seller, Buyer and ImageX is supplemented by the Asset Purchase Agreement and the other operative documents and related exhibits and schedules relating to the transaction contemplated in the Asset Purchase Agreement.

         12. ASSIGNS AND ASSIGNMENT. This Agreement shall extend to, shall inure to the benefit of and shall be binding upon all of the parties hereto and upon all of their respective successors and permitted assigns. This Agreement shall not, however, be assignable or transferable, in whole or in part, by any of the parties hereto except upon the express prior written consent of each of the other parties hereto, except that (a) Buyer or ImageX may assign all or any portion of their rights hereunder, without prior written consent of Seller, or the Escrow Agent, (i) to any affiliate of or successor in interest to Buyer or ImageX, and furthermore, Buyer or ImageX may assign all or any portion of their rights hereunder, without prior written consent of Seller or the Escrow Agent, or (ii) as security to any bank or other financial institution, and the Escrow Agent shall execute such documents as are necessary in order to effect such assignments, and (b) any company into which the Escrow Agent may be merged or converted or with which it may be consolidated or any company resulting from any merger, conversion or consolidation to which it shall be a party or any company to which the Escrow Agent may sell or transfer all or substantially all of its escrow/custody business, provided such company shall be eligible to serve as Escrow Agent hereunder, shall be the successor hereunder to the Escrow Agent without the execution or filing of any paper or any further act.

         13. TAXATION OF INTEREST EARNED ON INVESTMENTS OF ESCROW AMOUNT. Seller hereby acknowledges that, for federal and state income tax purposes, the interest earned on the investment of the Cash Escrow Amount during the term of the Escrow shall be income of Seller.

         14. REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants to Buyer and ImageX, and Buyer and ImageX hereby represent and warrant to Seller, that (a) each such party has all requisite power and authority and full legal right to execute and deliver, and to perform all its or his obligations under, this Agreement, and (b) this Agreement has been duly executed and delivered by each such party and constitutes the legal, valid and binding obligation of each such party, enforceable against each such party in accordance with its terms.

         15. NO OTHER THIRD-PARTY BENEFICIARIES. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

         16. INTERPRETATION. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof. As used herein, a "person" shall be deemed a reference to an individual, partnership, corporation, limited liability company, unincorporated association, trust, governmental agency (or division thereof) or any other entity.

         17. AMENDMENT AND WAIVER. This Agreement may be amended, modified, supplemented or altered only by a writing duly executed by each of the parties hereto, and any prior agreements or understandings with respect to the subject matter hereof, whether oral or written, are entirely superseded hereby. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any right of further exercise or the exercise of any other right, power or privilege. No waiver of any right, power or privilege hereunder shall be effective unless set forth in writing, executed by the party for whom the benefit exists.

         18. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         19. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, as applied to contracts executed and to be fully performed in that State.

         20. COUNTERPARTS. This Agreement may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement.


            [The remainder of this page is intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                  IMAGEX.COM, INC.


                                  By:_________________________________
                                     Richard P. Begert
                                     President


                                  MEADOWLANDS ACQUISITION CORP.


                                  By:_________________________________
                                     Richard P. Begert
                                     President


                                  HOWARD PRESS LIMITED PARTNERSHIP
                                  By Its General Partner

                                  Howard Press Management  Corporation


                                  By:_________________________________
                                     Print Name:
                                     Print Title:


                                  CHASE MANHATTAN BANK AND TRUST
                                  COMPANY, NATIONAL ASSOCIATION


                                  By:      __________________________________
                                  Title:   __________________________________

                        ESCROW AGREEMENT-SIGNATURE PAGE

                                   SCHEDULE A

                               ESCROW FEE SCHEDULE


                                 (See Attached)